Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
APPFOLIO, INC.,
RIVIERA MAR, INC.,
DYNASTY MARKETPLACE, INC.
and
FORTIS ADVISORS LLC,
AS STOCKHOLDERS’ REPRESENTATIVE
Dated as of January 7, 2019

i

TABLE OF CONTENTS
(Continued)

ii

TABLE OF CONTENTS
(Continued)

Annex I:    Net Working Capital Calculation
Exhibit A:    Form of Employment Agreements
Exhibit B:    Form of Resignation Letter
Exhibit C:    Form of Restrictive Covenant Agreement
Exhibit D:    Form of Company Board Resolutions
Exhibit E:    Form of Sellers’ Agreement

iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 7, 2019, is made and entered into by and among AppFolio, Inc., a Delaware corporation (“Purchaser”), Riviera Mar, Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Subsidiary”), Dynasty Marketplace, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as Stockholders’ Representative (as hereinafter defined).
RECITALS
WHEREAS, Purchaser, Merger Subsidiary and the Company intend to effect a merger of Merger Subsidiary with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”) and, to the extent applicable, the California General Corporation Law (the “CGCL”). Upon the consummation of the Merger, Merger Subsidiary will cease to exist, and the Company will become a wholly owned Subsidiary of Purchaser;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Purchaser to enter into this Agreement, the Company is entering into employment agreements with each of Elliott Burris, David Ma, Daniel Posch, Johnathan Rothfels, Robert Ryan and Kyle Triplett (the “Key Employees”), in the form attached hereto as Exhibit A (the “Employment Agreements”), effective as of and contingent upon the Closing; and
WHEREAS, each of the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions (as hereinafter defined).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1.    Certain Definitions. As used in this Agreement, the following terms have the following meanings:
“Accounting Firm” means a nationally recognized accounting firm acceptable to Purchaser and Stockholders’ Representative.
“Acquisition Transaction” means any transaction or series of transactions involving: (a) the sale, lease, license, sublicense or disposition of all or a material portion of the Company’s business or assets; (b) the issuance, disposition or acquisition of: (i) any shares of Company Capital Stock or other equity interests or securities of the Company; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any shares of Company Capital Stock or other equity interests or securities of the Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Company Capital Stock or other equity interests or securities of the Company; or (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first-mentioned Person. For purposes of this definition, “control” (including the terms “controls,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.
“Business” means all of the businesses now conducted by the Company and its Affiliates.
“Business Day” means any day other than Saturday, Sunday or any other day on which banks in Los Angeles, California are required or permitted to be closed.
“Bylaws” means the bylaws of the Company, as amended from time to time.
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.
“Change of Control Payments” means any amounts (including severance, termination, “golden parachute,” Tax gross-up, transaction bonus or other similar payments) which become payable by the Company as a result of or in connection with the consummation of the Transactions (either alone or in connection with any other event, whether contingent or otherwise) and which are owing to any current or former Service Provider pursuant to employment agreements, Contracts or other arrangements entered into prior to the Closing, including the Company’s share of Taxes payable with respect to all such amounts; provided, that in no event shall Change of Control Payments include (a) any payment made in respect of Company Capital Stock or other equity securities of the Company, (b) any severance or other termination payments that become payable as a result of the termination of any Service Provider by the Company or any of the Company’s Affiliates after the Closing, (c) any amounts that are deemed to be Indebtedness, or (d) any amounts included in the calculation of Closing Net Working Capital.

“Closing Net Working Capital” means the Net Working Capital as of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Board” means the board of directors of the Company.
“Company Capital Stock” means the Company’s Class A Common Stock, par value $0.00001 per share, the Class B Common Stock, par value $0.00001 per share, the Founders Preferred Stock, par value $0.00001 per share, and the Preferred Stock, par value $0.00001 per share.
“Company Cash” means all cash and cash equivalents of the Company (including marketable securities and short-term investments), in each case determined in accordance with GAAP.
“Company Intellectual Property” means all Intellectual Property that is either owned or purported to be owned by, or licensed from third parties to, the Company or any Affiliate of the Company, and that is used in the operation of the Business.
“Company Owned Intellectual Property” means all Company Intellectual Property that is owned by the Company or any of its Affiliates.
“Company Restricted Stock” means each award designated as an award of restricted stock granted under the Company Stock Plan.
“Company SAFE” means that certain Simple Agreement for Future Equity in the amount of $500,000 issued by the Company on or about April 23, 2018 to ROCO Real Estate LLC convertible into Company Capital Stock.
“Company Stock Plan” means the Company’s 2016 Equity Incentive Plan, and any applicable award agreements granted under any of the foregoing, collectively.
“Company Owned Technology” means Company Technology in which the Company or any of its Affiliates owns the Intellectual Property.
“Company Technology” means Technology (a) in which the Company or any of its Affiliates owns the Intellectual Property or with respect to which the Company or any of its Affiliates licenses the Intellectual Property from a third party and (b) that is used by the Company in the operation of the Business, including with respect to the development, use, provision, operation, sale, lease, license, support and maintenance of the Platform.
“Company Transaction Expenses” means, without duplication, all fees, costs, expenses and other similar obligations of, or amounts incurred or payable by or on behalf of the Company that have not been paid in full prior to the Closing, in each case in connection with the preparation, negotiation, execution or performance of this Agreement, the ancillary documents contemplated by this Agreement or the consummation of the Transactions, including the following: (a) the fees and disbursements of, or other similar amounts charged by, counsel retained by the Company; (b) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts retained by the Company; (c) any investment banking, brokerage or finder’s fees and related expenses incurred by, or on behalf of, the Company prior to Closing; (d) the costs, fees and expenses of obtaining any extension (or “tail”) of the directors’ and officers’ liability insurance coverage of the Company’s existing and/or former directors and officers; and (e) the other out-of-pocket expenses, if any, of the Company incurred by, or on behalf of, the Company prior to Closing. For the avoidance of doubt, Company Transaction Expenses shall exclude any amounts included in the calculation of Change of Control Payments, Indebtedness or Net Working Capital.
“Company’s Knowledge” or “Knowledge of the Company” means the actual knowledge of Elliott Burris, David Ma, Daniel Posch, Johnathan Rothfels, Robert Ryan and Kyle Triplett after reasonable inquiry and investigation.
“Confidentiality Agreement” means the Non-Disclosure Agreement, dated September 26, 2018, between the Company and Purchaser.
“Consent” means any approval, consent, ratification, permission, waiver, Order, Permit or authorization.
“Contract” means any legally binding written or oral contract, lease, license, deed, mortgage, indenture, sales order, accepted purchase order, note or other legally binding agreement, instrument, arrangement, promise, obligation, understanding, undertaking or commitment, whether express or implied.
“Copyrights” has the meaning set forth in the definition of Intellectual Property.
“Current Assets” means all current assets of the Company, determined in accordance with GAAP; provided, however, that “Current Assets” shall not include Company Cash or any Tax assets.
“Current Liabilities” means all current liabilities of the Company, determined in accordance with GAAP; provided, however, that “Current Liabilities” shall not include any amounts included within Indebtedness, any Taxes, Change of Control Payments, or Company Transaction Expenses.
“Damages” includes any loss, damage, injury, liability, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature; provided however, that Damages shall not include punitive or special damages, except, in each case, for any such Damages as may be payable to a third party in respect of a Third Party Claim.
“Effect” has the meaning set forth within the definition of Material Adverse Effect.
“Environment” means the indoor and outdoor environment, including ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources.
“Environmental Law” means any Law or other legal requirement pertaining to pollution, protection of health, safety or the Environment or exposure of Persons to Hazardous Materials, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Oil Pollution Act of 1990, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Emergency Planning and Community Right to Know Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act, as amended, and any foreign, state or local Laws analogous to any of the foregoing, as amended, together with all judicial interpretations thereof.
“Environmental Permit” means any Permit required, issued, held or obtained pursuant to any Environmental Law or pertaining to any Hazardous Material.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each entity that is treated as a single employer with the Company or any of its Affiliates for purposes of Section 414 of the Code.
“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization and Qualification), 3.2 (Capitalization; Ownership of Shares), 3.3 (Authority), 3.11 (Taxes) and 3.22 (Broker’s Fees) of this Agreement.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time and applied consistently throughout the periods involved.
“Governmental Entity” means any federal, provincial, state, municipal, local or foreign court or tribunal, administrative or regulatory body, agency or commission, or any other governmental authority or instrumentality.
“Hazardous Material” means any substance, material, chemical, odor, heat, sound vibration, radiation, or waste, or any combination of any of them that is regulated or defined by, or with respect to which Liability or standards of conduct are imposed under, any Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” or “toxic substance” under any provision of applicable Environmental Law, and including petroleum, petroleum products and byproducts, asbestos, presumed asbestos-containing-material or asbestos-containing-material, toxic molds, mycotoxins, urea formaldehyde, radioactive materials and polychlorinated biphenyls.
“Holdback Amount” means $6,000,000.
“Indebtedness” means, as of any time and without duplication, the following obligations of the Company (whether or not then due and payable): (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) evidenced by notes, bonds, debentures or similar instruments to the extent not converted to equity prior to or in connection with the Closing (whether or not convertible); (c) all obligations to pay the deferred purchase price of property, assets or services purchased (including purchase price adjustments, “holdback” or similar payments, and the maximum amount of any potential earn-out payments); (d) all obligations to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP or conditional sales Contracts or similar title retention instruments; (e) all obligations relative to the maximum amount of any letter of credit or letter of guaranty, whether drawn or undrawn, bankers’ acceptance or similar instrument issued or created for the account of the Company; (f) all obligations secured by any Lien (other than Permitted Liens); (g) all guaranties, sureties, assumptions and other contingent obligations in respect of, or to purchase or to otherwise acquire, Indebtedness or indebtedness of others; (h) all obligations under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks to the extent that any such obligation is classified as a non-current liability under GAAP; (i) all obligations under any pension, retiree medical or non-qualified retirement plan, program or arrangement to the extent that any such obligation is classified as a non-current liability under GAAP; (j) negative cash balances to the extent that any such obligation is classified as a non-current liability under GAAP; (k) all obligations in respect of premiums, penalties, “make whole amounts,” breakage costs, change of control payments, costs, expenses and other payment obligations that would arise if all Indebtedness referred to in the foregoing clauses (a) through (j) was prepaid to the extent that any are classified as a non-current liability under GAAP (or, in the case of any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement, or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, unwound and settled) in full at such time; and (l) to the extent any item of Indebtedness referred to in the foregoing clauses (a) through (j) cannot be repaid at such time (e.g., as a result of an irrevocable advance notice requirement), all interest on and other accretion of such Indebtedness that occurs between such time and the earliest time that repayment may occur (e.g., if notice was delivered at such time). For the avoidance of doubt, Indebtedness shall exclude any amounts included in the calculation of Change of Control Payments, Company Transaction Expenses or Net Working Capital.
“Indemnitees” means Purchaser and its Affiliates (including the Company following the Closing) and its and their respective equity holders, Representatives, successors and assigns; provided, however, that the Stockholders shall not be deemed to be “Indemnitees.”
“Intellectual Property” means all intellectual property rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including: (a) all patents and patent applications, including all continuations, divisionals, continuations-in-part, provisionals and foreign counterparts thereto, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (b) all trademarks, service marks, trade names, business names, and trade dress, all registrations of and applications to register the foregoing, and any renewals and extensions of such registrations (collectively, “Marks”), together with the goodwill associated with any of the foregoing in this subclause (b); (c) all Internet domain names; (d) all copyrights in original works of authorship and mask works, including source code, object code, documentation, manuals, diagrams and images, all registrations of and applications to register the foregoing, and all renewals and extensions thereof (collectively, “Copyrights”); and (e) all trade secrets and other proprietary or confidential information, and all other intellectual property rights in discoveries, research and development, know-how, formulae, inventions, conceptions, reductions to practice, compositions, manufacturing and production processes and techniques, software, technical data, procedures, designs, industrial designs, drawings, specifications, databases, client lists, supplier lists, pricing and cost information and business and marketing plans and proposals.
“Law” means any law (including common law), statute, code, ordinance, rule, regulation, Order or charge of any Governmental Entity.

“Liability” means any debt, obligation, commitment or liability of any nature whatsoever (including any unknown, undisclosed, unmatured, contingent, conditional, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, commitment or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, commitment or liability is immediately due and payable
“Lien” means, with respect to any property, asset or right, any lien, pledge, mortgage, deed of trust, encumbrance, claim or security interest, hypothecation, deposit, equitable interest, option, charge, judgment, attachment, right of way, encroachment, easement, servitude, restriction on transfer.
“Made Available” shall mean that the Company has posted such materials to the virtual data room hosted by Purchaser and made available to Purchaser and its representatives during the negotiation of this Agreement.
“Marks” has the meaning set forth in the definition of Intellectual Property.
“Material Adverse Effect” means any change, effect, event, occurrence, development, matter, state of facts, series of events, or circumstance (any such item, an “Effect”) that, individually or in the aggregate with all other Effects, has a material adverse effect on the assets (including intangible assets and rights), properties, liabilities, business, financial condition and results of operations of the Company; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) any Effect arising out of or relating to (1) United States or global (or any region thereof) (A) economic, credit, financial or securities market conditions, including prevailing interest rates or currency rates or (B) regulatory or political conditions, or (2) acts of terrorism or sabotage, the outbreak, escalation or worsening of hostilities (whether or not pursuant to the declaration of a national emergency or war), man-made disasters, natural disasters (including hurricanes) or acts of god; (ii) any Effect arising out of or relating to factors, conditions, trends or other circumstances generally affecting any of the industries or markets in which the Company operates; and (iii) any Effect arising out of or relating to any change in Law, GAAP, regulatory accounting requirements or interpretations thereof that apply to the Company (including the proposal or adoption of any new Law, or any change in the interpretation or enforcement of any existing Law), except, in the case of clauses (i), (ii) and (iii), to the extent that such Effect has a disproportionate adverse effect on the Company as compared to the adverse impact such Effect has on other Persons operating in the industries or markets in which the Company operates, in which case such disproportionate adverse effect may be taken into account in determining whether there has been a Material Adverse Effect.
“Net Working Capital” means an amount (which may be a negative or positive number) in U.S. dollars equal to (a) the Current Assets minus (b) the Current Liabilities, as calculated in accordance with the illustrative calculation of Net Working Capital as of December 31, 2018, attached, hereto as Annex I.
“Open Source Software” mean any software that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).

“Order” means any order, writ, injunction, stipulation, judgment, ruling, assessment, arbitration award, plan or decree.
“Patents” has the meaning set forth in the definition of Intellectual Property.
“Permits” means all authorizations, licenses, variances, exemptions, orders, permits and approvals granted by or obtained from any Governmental Entity.
“Permitted Liens” means (a) Liens for Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided a reasonable reserve, to the extent required by GAAP, has been established therefor on the Company Financial Statements; (b) mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the ordinary course of business and related to amounts that are not yet delinquent, provided a reasonable reserve, to the extent required by GAAP, has been established therefor on the Company Financial Statements; (c) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security or similar programs mandated by applicable legislation; (d) with respect to real property only, zoning restrictions, building codes and other land use Laws regulating the use or occupancy of property which are not material in amount or do not, individually or in the aggregate, materially detract from the value of or materially impair the existing use of the property affected by such Law (to the extent there are no violations of the same); (e) transfer restrictions of general applicability under applicable federal and state securities Laws; and (f) with respect to Intellectual Property and Technology, nonexclusive licenses, options to license, covenants and other grants either Made Available or not required to be Made Available.
“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, any other business entity and any Governmental Entity.
“Personally Identifiable Information” means any specific and unique information relating to an identified or identifiable natural person that identifies directly or that can be reasonably used in combination with other information to identify an individual (such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, credit or debit card number or identification number).
“Platform” means any and all software (including the Company Source Code and object code thereof) owned by any of the Company or its Affiliates and currently marketed, licensed, sold, distributed or otherwise made commercially available by the Company to third parties in the operation of the Business, including all instances and versions thereof, and including the software platforms known as the LISA and LIAM products.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.
“Pre-Closing Taxes” means any Liability for any Tax of or owed by the Company allocable to any Pre-Closing Tax Period.

“Privacy and Security Laws” means all applicable Laws and guidance issued by a Governmental Entity that apply to the Company or its Affiliates that directly govern the collection, access, processing, use, disclosure, electronic transmittal, security, transfer, storage, maintenance or receipt of Personally Identifiable Information, including, as applicable, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, state social security number protection Laws, state data breach notification Laws, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, call or electronic monitoring or recording of any outbound communications.
“Pro Rata Share” means, with respect to any given Stockholder or holder of a Company SAFE, the percentage set forth opposite such Stockholder’s or Company SAFE holder’s name in Schedule 1.1(a) of this Agreement.
“Proceeding” means any action, charge, claim, complaint, demand, grievance, arbitration, audit, assessment, hearing, investigation, inquiry, legal proceeding, administrative enforcement proceeding, litigation, suit or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced or brought by, or conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.
“Repaid Indebtedness” means: (a) the Indebtedness identified in Schedule 2.11(a)(iv) of this Agreement and (b) all other Indebtedness that is designated as “Repaid Indebtedness” at least two (2) Business Days prior to the Closing Date.
“Representatives” means, when used with respect to any Person, such Person’s officers, directors, managers, employees, agents, advisors and other representatives (including any investment banker, financial advisor, attorney or accountant retained by or on behalf of such Person or any of the foregoing).
“Service Provider” means any natural person who serves as an employee, officer, director, consultant or independent contractor of the Company.
“Shrink-Wrap Code” means generally commercially available, off-the-shelf software where available for a cost of not more than $5,000 for a perpetual license for a single user or workstation (or $1,000 for an annual license for a single user or work station).
“Specified Representations” means the representations and warranties set forth in Sections 3.16 (Intellectual Property) and 3.24 (Data Privacy and Security) of this Agreement.
“Stockholders” means, as of the applicable time prior to the Closing, the holders of shares of Company Capital Stock, Company Restricted Stock and/or Company SAFEs, as of any time at or after the Closing, the Persons who held shares of Company Capital Stock, Restricted Stock and/or Company SAFEs immediately prior to the Closing (other than, in each instance, dissenting shares).

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.
“Subsidiary” means, when used with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other ownership interests, having by their terms voting power to elect a majority of the board of directors, or others performing similar functions with respect to such corporation or other organization, is beneficially owned or controlled, directly or indirectly, by such Person or by any one or more of its Subsidiaries (as defined in the preceding clause), or by such Person and one or more of its Subsidiaries.
“Target Net Working Capital” means $47,115.
“Tax” means any federal, state, local or non-U.S. income, alternative or add-on minimum tax, gross income, gross receipts, net receipts, sales, use, ad valorem, value added, transfer, registration, franchise, profits, license, capital stock, social security, withholding, payroll, employment, unemployment, disability, excise, severance, stamp, occupation, premium, real property, personal property, environmental or windfall profit estimated or any other tax, customs duty, governmental fee or other like assessment or charge in the nature of a tax, imposed by any Governmental Entity, together with any interest, penalty or addition to tax imposed with respect thereto (whether disputed or not), and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Technology” means software, designs, schematics, algorithms, databases, servers, document management systems, desktop applications, websites, lab notebooks, development and lab equipment, devices, know-how, inventions, invention disclosures (whether or not patentable and whether or not reduced to practice), reports, discoveries, developments, research and test data, blueprints, compositions, quality records, engineering notebooks, models, processes, procedures, prototypes, patent records, manufacturing and product procedures and techniques, troubleshooting procedures, failure/defect analysis data, drawings, specifications, ingredient or component lists, formulae, written plans, proposals, technical data, works of authorship, financial, marketing, customer and business data, pricing and cost information, business and marketing plans, selling information, marketing information, customer and supplier lists and information, and all other confidential and proprietary information and the like, and tangible embodiments, whether in electronic, written or other media, of any of the foregoing. Technology does not include Intellectual Property.
“Transactions” means, collectively, the Merger and all of the other transactions contemplated by this Agreement.
Section 1.2.    Certain Other Definitions. The following terms are defined in the respective Sections of this Agreement indicated:

Accounting Firm Payment Party	Section 2.10(c)(ii)
Accounts Receivable	Section 3.19(a)
Advisory Group	Section 11.14(d)
Affiliate Agreements	Section 3.21
Agreed Amount	Section 9.6(b)
Agreement	Preamble
Base Purchase Price	Section 2.9(a)
Benefit Plan and Benefit Plans	Section 3.14(a)
Books and Records	Section 3.25
Certificate	Section 2.6(c)(i)
CGCL	Recitals
Claim Dispute Period	Section 9.6(b)
Claimed Amount	Section 9.6(a)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Date Statement	Section 2.10(b)
Company	Recitals
Company Financial Statements	Section 3.5(a)
Company Returns	Section 3.11(a)(i)
Company Source Code	Section 3.16(b)(xii)
Contested Amount	Section 9.6(b)
Continuing Affiliate Agreements	Section 5.6
Deductible Amount	Section 9.3(a)(i)
Delivered Returns	Section 3.11(a)(v)
DGCL	Recitals
Disclosure Schedule	Article III
Dispute Notice	Section 2.10(c)(i)
Dispute Period	Section 2.10(c)(i)
Dissenting Shares	Section 2.6(c)
Effective Time	Section 2.3
Employment Agreements	Recitals
Holdback Release Date	Section 9.6(g)
Estimated Closing Date Statement	Section 2.10(a)
Estimated Purchase Price	Section 2.10(a)
Excess Damages Related to Fraud	Section 9.3(c)
Excluded Shares	Section 2.6(b)
Expense Fund	Section 11.14(e)

Expense Fund Amount	Section 11.14(e)
Final Purchase Price	Section 2.10(d)(i)
FIRPTA Affidavit	Section 2.11(a)(vi)
General Survival Date	Section 9.1(a)
Hogan	Section 11.15
Inbound License	Section 3.15(a)(xiv)
Indemnified D&Os	Section 6.3(a)
Insurance Policies	Section 3.18(a)
Interim Balance Sheet	Section 3.5(a)
Interim Period	Section 5.1(a)
IT Assets	Section 3.16(b)(xi)
Key Employees	Recitals
Leased Real Property	Section 3.10(b)
Major Customers	Section 3.6(a)
Major Suppliers	Section 3.6(b)
Material Contract	Section 3.15(a)
Notice of Claim	Section 9.6(a)
Outbound License	Section 3.15(a)(xv)
Outside Date	Section 10.1(b)
Payoff Letters	Section 2.11(a)(vi)
Public Official	Section 3.23(c)
Purchase Price	Section 2.9(a)
Purchaser	Preamble
Purchaser Material Adverse Effect	Section 4.1
Real Property Lease	Section 3.10(b)
Released Claims	Section 6.4(a)
Released Parties	Section 6.4(a)
Releasing Parties	Section 6.4(a)
Releasing Party	Section 6.4(a)
Remaining Retained Amount	Section 9.6(h)
Representative Engagement Agreement	Section 11.14(d)
Representative Expenses	Section 11.14(d)
Representative Group	Section 11.14(d)
Required Consents	Section 3.4(a)
Response Notice	Section 9.6(b)
Restricted Period	Section 6.3(a)
Restrictive Covenant Agreements	Section 2.11(a)(ix)
Retained Amount	Section 9.6(g)
Scheduled Intellectual Property	Section 3.16(a)
Shares	Recitals
Specified Survival Date	Section 9.1(b)
Standard Customer Agreements	Section 3.16(b)(viii)
Stipulated Amount	Section 9.6(e)

Stockholders’ Representative	Section 11.14(a)
Surviving Corporation	Section 2.1
Tax Matter	Section 7.3
Then Remaining Holdback Amount	Section 9.6(c)
Third Party Claim	Section 9.5(a)
Transfer Taxes	Section 7.1
Unresolved Claim	Section 9.6(g)

ARTICLE II
MERGER
Section 2.1.    The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, (a) Merger Subsidiary shall be merged with and into the Company, whereupon the separate existence of Merger Subsidiary shall cease and (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Delaware.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, powers, privileges and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.  The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of the Company in order to carry out and effectuate the Transactions.  Subject to Article IX, the Surviving Corporation shall thereafter be responsible and liable for all the liabilities and obligations of the Company.
Section 2.2.    Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Stradling Yocca Carlson & Rauth, P.C., 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, at 10:00 a.m., Pacific Time, on the date hereof, or on such other date or at such other time and place as the parties hereto may mutually agree in writing.  The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. At the Closing, documents and signature pages may be exchanged remotely via facsimile or other electronic exchange (with originals to be delivered to the other parties as soon as reasonably practicable after the Closing and requested by such other party).
Section 2.3.    Effective Time. Upon the terms and subject to the conditions of this Agreement, contemporaneously with the Closing, the parties shall file the Certificate of Merger with the Delaware Secretary of State as provided in Section 103, Section 228 and Section 251 of the DGCL and make all other filings and recordings required under the DGCL in order to consummate the Merger.   The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as is agreed upon by the parties hereto in writing and specified in the Certificate of Merger in accordance with the DGCL.  The time when the Merger becomes effective is hereinafter referred to as the “Effective Time”.
Section 2.4.    Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (a) the Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended as a result of the Merger so as to read in its entirety in the form of the certificate of incorporation of Merger Subsidiary, except that the name of the Surviving Corporation shall be “Dynasty Marketplace, Inc.” and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter duly amended as provided therein and by applicable Law, and (b) the Bylaws, as in effect immediately prior to the Effective Time, shall be amended as a result of the Merger to read in their entirety in the form of the bylaws of Merger Subsidiary, except that the name of the Surviving Corporation shall be “Dynasty Marketplace, Inc.” and, as so amended, shall be the bylaws of the Surviving Corporation, until thereafter duly amended as provided therein, the certificate of incorporation of the Surviving Corporation and by applicable Law.

Section 2.5.    Directors and Officers of the Surviving Corporation. The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the certificate of incorporation and the bylaws of the Surviving Corporation.
Section 2.6.    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Subsidiary, the Company or any holder of any securities of Purchaser, Merger Subsidiary or the Company:
(a)    Capital Stock of Merger Subsidiary. Each share of common stock, par value $0.0001 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which the shares of common stock of Merger Subsidiary were converted in accordance with the immediately preceding sentence.
(b)    Excluded Shares. Each share of Company Capital Stock owned by the Company (or held in the Company’s treasury) or owned by Purchaser, Merger Subsidiary or any direct or indirect Subsidiary thereof immediately prior to the Effective Time (collectively, the “Excluded Shares”), shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable with respect thereto or in exchange therefor.
(c)    Conversion of Company Capital Stock. Except for the Excluded Shares and except for shares of Company Capital Stock for which the holder has demanded and perfected such holder’s right to an appraisal in accordance with the DGCL or CGCL and has not effectively withdrawn or lost such right to appraisal (“Dissenting Shares”), the shares of Company Capital Stock that are beneficially owned by each Stockholder immediately prior to the Effective Time shall be converted into the right for such Stockholder to receive its Pro Rata Share of the Purchase Price (as adjusted pursuant to the terms of this Agreement), in each case without interest. All such shares of Company Capital Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Company Capital Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive such holder’s Pro Rata Share of the Purchase Price, in each case without interest and net of any Taxes required to be withheld therefrom.
(d)    Exchange for the Company SAFE. Each Company SAFE that is outstanding immediately prior to the Effective Time shall be cancelled and extinguished, and each holder thereof shall cease to have any rights with respect thereto except for the right for such holder to receive its Pro Rata Share of the Purchase Price (as adjusted pursuant to the terms of this Agreement), in each case without interest.
Section 2.7.    Treatment of Company Restricted Stock Awards and Company Stock Plan.
(a)    Company Restricted Stock Awards. The Company hereby acknowledges and agrees that immediately prior to the Closing, the vesting of all outstanding Company Restricted Stock

Awards shall be accelerated in full (contingent upon the Closing), and such shares of Company common stock shall be considered shares herein.
(a)    Termination of Company Stock Plan. The Company shall cause the Company Stock Plan to terminate as of the Effective Time and shall cause the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the Company Capital Stock to terminate and have no further force or effect as of the Effective Time.
Section 2.8.    Dissenting Shares. Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each outstanding Dissenting Share shall not be converted into or represent the right to receive the consideration payable in respect of such shares in accordance with Section 2.6(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL or CGCL; provided, however, that all Dissenting Shares held by an individual or entity who shall have failed to perfect or who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to Section 262 of the DGCL or Chapter 13 of the CGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the consideration payable in respect of such shares in accordance with Section 2.6(c), without interest and net of any Taxes required to be withheld therefrom, upon delivery of a duly completed and validly executed Sellers’ Agreement. Within ten days (10) after the Effective Time, the Surviving Corporation shall notify each Stockholder who is entitled to appraisal rights that the Merger has become effective and that appraisal rights are available pursuant to Section 262 of the DGCL or Chapter 13 of the CGCL.
Section 2.9.    Consideration.
(a)    Purchase Price. Subject to adjustment in accordance with Section 2.10 below, Purchaser shall pay to the Stockholders an aggregate cash amount equal to $60,000,000 (the “Base Purchase Price”) minus (i) the amount of any Indebtedness that remains unpaid as of immediately prior to the Closing, minus (ii) the amount of any Change of Control Payments that remain unpaid as of immediately prior to the Closing, minus (iii) the amount by which the Target Net Working Capital exceeds the Closing Net Working Capital (or, if the Closing Net Working Capital is greater than the Target Net Working Capital, plus the amount by which the Closing Net Working Capital exceeds the Target Net Working Capital), minus (iv) the amount of any Company Transaction Expenses, minus (v) the amount of any Pre-Closing Taxes that remain unpaid as of immediately prior to the Closing (the resulting amount, the “Purchase Price”).
(b)    Closing Payments. At the Closing or as otherwise set forth in this Section 2.9(b), Purchaser shall pay, or cause to be paid, the following amounts by wire transfer of immediately available funds:
(i)    to each holder of Repaid Indebtedness identified in the Estimated Closing Date Statement, an amount in cash set forth opposite such Person’s name in the Estimated Closing Date Statement to the account or accounts designated by such Person therein;
(ii)    to each Person owed a Change of Control Payment, an amount in cash set forth opposite such Person’s name in the Estimated Closing Date Statement to the account or accounts designated by such Person therein;

(iii)    to each Person owed Company Transaction Expenses, an amount in cash set forth opposite such Person’s name in the Estimated Closing Date Statement to the account or accounts designated by such Person therein; and
(iv)    to each Stockholder who has delivered a duly completed and validly executed Sellers’ Agreement prior to the Closing, two (2) Business Days after the Closing, an amount in cash equal to such Stockholder’s Pro Rata Share of (A) the Estimated Purchase Price as set forth in the Estimated Closing Date Statement minus (B) the Holdback Amount minus (C) the Expense Fund Amount, to the accounts provided to Purchaser.

Section 2.10.    Purchase Price Adjustments.
(a)    Estimated Closing Adjustment. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement (the “Estimated Closing Date Statement”), reasonably acceptable to Purchaser, setting forth a good faith calculation, together with reasonably detailed supporting documentation, of: (i) Closing Net Working Capital and the components thereof; (ii) the amount of each of (A) Indebtedness remaining unpaid as of immediately prior to the Closing, (B) Change of Control Payments remaining unpaid as of immediately prior to the Closing, (C) Company Transaction Expenses and (D) Pre Closing Taxes remaining unpaid as of immediately prior to the Closing; and (iii) the resulting calculation of the Purchase Price under Section 2.9(a) (the “Estimated Purchase Price”). The Estimated Closing Date Statement and the calculations thereunder shall be prepared and calculated by the Company in good faith.
(b)    Closing Date Statement. Within the ninety (90) day period after the Closing Date, Purchaser shall deliver, or cause to be delivered, to the Stockholders’ Representative a statement together with reasonably detailed supporting documentation (the “Closing Date Statement”) setting forth Purchaser’s calculations of: (i) Closing Net Working Capital; (ii) the amount of each of (A) Indebtedness remaining unpaid as of immediately prior to the Closing, or in the case of a Company SAFE, unconverted as of the Effective Time, (B) Change of Control Payments remaining unpaid as of immediately prior to the Closing, (C) Company Transaction Expenses and (D) Pre-Closing Taxes remaining unpaid as of immediately prior to the Closing; and (iii) the resulting calculation of the Purchase Price under Section 2.9(a). The Closing Date Statement and the calculations thereunder shall be prepared and calculated by Purchaser in good faith.
(c)    Disputes.
(i)    If the Stockholders’ Representative disputes Purchaser’s calculations as set forth in the Closing Date Statement, then, within thirty (30) days after the delivery to the Stockholders’ Representative of the Closing Date Statement (the “Dispute Period”), the Stockholders’ Representative shall deliver to Purchaser a written notice (a “Dispute Notice”) describing in reasonable detail the Stockholders’ Representative’s dispute of any of Purchaser’s calculations set forth in such Closing Date Statement. If the Stockholders’ Representative does not deliver a Dispute Notice to Purchaser during the Dispute Period, then Purchaser’s calculations set forth in the Closing Date Statement shall be binding and conclusive on the parties hereto and shall be deemed for all purposes herein to be the Final Purchase Price.
(ii)    If the Stockholders’ Representative delivers a Dispute Notice, the Stockholders’ Representative and Purchaser shall attempt in good faith to resolve the disputed items. If the Stockholders’ Representative and Purchaser are unable to resolve the disputed items or amounts in the Closing Date Statement within one hundred eighty (180) days after the Closing Date, the Stockholders’ Representative and Purchaser shall promptly engage the Accounting Firm to settle the dispute. Within ten (10) days after the Accounting Firm is engaged, Purchaser shall forward a copy of the Closing Date Statement to the Accounting Firm, and the Stockholders’ Representative shall forward a copy of the Dispute Notice to the Accounting Firm, together with, in each case, all relevant supporting documentation. The Accounting Firm shall act as an expert and not as an arbiter. The Accounting Firm’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Closing Date Statement, and the Accounting Firm shall not make any other determination, including any determination as to whether any other items on the Closing Date Statement are correct or whether the Target Net Working Capital is correct. The Accounting Firm shall not assign a value to any item greater than the greatest value for such item claimed by the Stockholders’ Representative or Purchaser or less than the smallest value for such item claimed by the Stockholders’ Representative or Purchaser and shall be limited to the selection of either the Stockholders’ Representative’s or Purchaser’s position on a disputed item (or a position in between the positions of the Stockholders’ Representative or Purchaser) based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. In resolving such objections, the Accounting Firm shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Closing Date Statement. The Stockholders’ Representative and Purchaser shall instruct the Accounting Firm to deliver to the Stockholders’ Representative and Purchaser a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by the Stockholders’ Representative and Purchaser) of the disputed items submitted to the Accounting Firm within thirty (30) days of receipt of such disputed items. The determination by the Accounting Firm of the disputed amounts and the Purchase Price shall be conclusive and binding on the parties hereto, absent manifest error, as determined by a non-appealable and binding decision by a court of law having jurisdiction over the parties. The parties agree that (except as otherwise provided in Section 9.2(a)(iv)) the procedure set forth in this Section 2.10 for resolving disputes with respect to Closing Net Working Capital, Indebtedness, Change of Control Payments, Company Transaction Expenses, Pre-Closing Taxes and the resulting calculation of the Purchase Price under Section 2.9(a) shall be the sole and exclusive remedy for resolving such disputes; provided, however, that the parties agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm for such determination shall be borne fifty percent (50%) by the Stockholders acting through the Stockholders’ Representative, on the one hand, and fifty percent (50%) by the Purchaser, on the other hand; provided, however, if one party (the “Accounting Firm Payment Party”) makes a determination of the Final Purchase Price that is more than ten percent (10%) higher or lower than the Final Purchase Price (and the other party’s determination of the Final Purchase Price is less than ten percent (10%) higher or lower than the Final Purchase Price), the Accounting Firm Payment Party shall be responsible for all of the fees and expenses of the Accounting Firm.
(iii)    Purchaser shall reasonably cooperate with the Stockholders’ Representative in connection with its preparation of a Dispute Notice, including by providing the Stockholders’ Representative and its Representatives with reasonable access (during normal business hours) to the extent necessary to the books, records (including work papers, schedules, memoranda and other reasonable documents to the extent not subject to the attorney-client privilege), and facilities pertaining to the operation of the Company prior to the Closing Date.
(d)    Payment of Purchase Price Adjustment.
(i)    If the Purchase Price, as finally determined in accordance with this Section 2.10 (the “Final Purchase Price”), exceeds the Estimated Purchase Price, then Purchaser shall pay, or cause to be paid, to each Stockholder that has delivered a duly completed and validly executed Sellers’ Agreement, such Stockholder’s Pro Rata Share of such excess amount.

(ii)    If the Estimated Purchase Price exceeds the Final Purchase Price, then Purchaser shall set off against and deduct and retain an amount equal to such excess from the Holdback Amount and each Stockholder shall thereby be deemed to have paid its Pro Rata Share of such setoff amount in satisfaction of the such Stockholder’s indemnification obligations with respect to such amount.
(e)    Timing of Payments. Any payment required to be made pursuant to Section 2.10(d) shall be made within five (5) Business Days of the determination of the Final Purchase Price pursuant to the provisions of this Section 2.10 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the Stockholders’ Representative or Purchaser, as applicable, at least two (2) Business Days prior to such payment date.
Section 2.11.    Closing Deliveries. At the Closing:
(a)    The Company shall deliver, or cause to be delivered, to Purchaser or any other Person designated by Purchaser (unless the delivery is waived in writing by Purchaser), the following documents, in each case duly executed or otherwise in proper form:
(i)    Written Consents. Written Consents duly executed by Stockholders who own in the aggregate not less than 100% of the issued and outstanding shares of Company Capital Stock) and Sellers’ Agreements from each of such Stockholders in the form attached hereto as Exhibit E;
(ii)    Secretary’s Certificate of the Company. A certificate, in a form satisfactory to Purchaser, signed by the secretary of the Company and dated as of the Closing Date, certifying: (x) the Certificate of Incorporation; and (y) the Bylaws;
(iii)    Good Standing Certificate. A good standing certificate with respect to the Company issued by the Secretary of State of the State of Delaware, dated as of a date not more than three (3) Business Days prior to the Closing Date;
(iv)    Payoff Letters. Payoff letters, in form and substance satisfactory to Purchaser, evidencing the discharge or payment in full of the Repaid Indebtedness (the “Payoff Letters”), in each case duly executed by each holder of such Repaid Indebtedness, with an agreement to provide termination statements on Form UCC-3, or other appropriate releases following any payoff thereof, if applicable, which when filed will release and satisfy any and all Liens relating to such Repaid Indebtedness, together with proper authority to file such termination statements or other releases at and following the Closing;
(v)    Resignation Letters. Resignations, in the form attached hereto as Exhibit B, of each director and each officer of the Company listed in Schedule 2.11(a)(v) of this Agreement, which resignations shall be effective as of the Closing;
(vi)    FIRPTA Affidavit. A statement (in such form as may be reasonably requested by Purchaser) conforming to the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2 of the Treasury Regulations and the notification (in such form as may be reasonably requested by Purchaser) required to be delivered to the Internal Revenue Service pursuant to Section 1.897-2(h)(2) of the Treasury Regulation;

(vii)    Affiliate Agreements. Evidence, in form and substance satisfactory to Purchaser, of the termination of each Affiliate Agreement, except for the Continuing Affiliate Agreements, without Liability of the Company, Purchaser and its Affiliates thereunder from and after the Closing;
(viii)    Employment Agreements. Employment Agreements with each of the Key Employees, duly executed and in full force and effect, by the applicable individual party thereto; and
(ix)    Restrictive Covenant Agreements. Restrictive covenant agreements, in the form attached hereto as Exhibit C (the “Restrictive Covenant Agreements”), with each Key Employee, duly executed by the applicable individual party thereto.
(b)    Purchaser shall deliver, or cause to be delivered, the amounts set forth in the Estimated Closing Date Statement as provided in Section 2.10(b), and shall deliver, or cause to be delivered, to the Company or any other Person designated by the Company (unless the delivery is waived in writing by the Company), the following documents, in each case duly executed or otherwise in proper form:
(i)    Good Standing Certificate. A good standing certificate with respect to Purchaser issued by the Secretary of State of the State of Delaware, dated as of a date not more than three (3) Business Days prior to the Closing Date; and
(ii)    Employment Agreements. Employment Agreements with each of the Key Employees, duly executed and in full force and effect, by Purchaser.

Section 2.12.    Holdback Amount. At the Closing, Purchaser shall hold back and retain from the Estimated Purchase Price an aggregate amount equal to the Holdback Amount as a first source of funds for satisfaction of any amounts owing from the Stockholders to Purchaser pursuant to Section 2.10(d)(ii) or any Indemnitee resulting from Damages required to be indemnified by the Stockholders under Article IX of this Agreement. The Holdback Amount shall be payable to the Stockholders in accordance with Sections 2.10(d)(ii), 9.6(g) and 9.6(h) of this Agreement.
Section 2.13.    Required Withholdings. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Stockholder such amounts as are required under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Purchaser, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of which such deduction and withholding were made by Purchaser. Notwithstanding the foregoing, no amount shall be withheld from any payment made hereunder to a Stockholder who provides Purchaser with a properly completed Internal Revenue Service Form W-9 or Substitute Form W-9, or who otherwise provides Purchaser with appropriate evidence that such Person is exempt from federal income Tax back-up withholding.
Section 2.14.    Payment Procedures. Purchaser shall, within two (2) Business Days of receipt of a duly executed Sellers’ Agreement by a Stockholder, pay to such Stockholder such Stockholder’s Pro Rata Share of the (a) the Estimated Purchase Price as set forth in the Estimated Closing Date Statement minus (b) the Holdback Amount minus (c) the Expense Fund Amount, without interest, by wire transfer of immediately available funds to an account or accounts specified by such Stockholder.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedule delivered by the Company to Purchaser simultaneously with the execution and delivery of this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to Purchaser as follows:
Section 3.1.    Organization and Qualification.
(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, operated or leased by it makes such licensing or qualification necessary, except such jurisdictions where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.1(a) of the Disclosure Schedule accurately sets forth each jurisdiction where the Company is qualified, licensed or admitted to do business.
(b)    The copies of the Certificate of Incorporation and the Bylaws provided to Purchaser are complete and correct copies of such documents as in effect as of the date of this Agreement. There has been no violation of any provisions of the Certificate of Incorporation or the Bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Stockholders, the Company Board or any committee of the Company Board.
(c)    Section 3.1(c) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the Company Board; (ii) the names of the members of each committee of the Company Board; and (iii) the names and titles of each officer of the Company.
Section 3.2.    Capitalization; Ownership of Shares.
(a)    Section 3.2(a)(i) of the Disclosure Schedule sets forth a complete and accurate list of the authorized, issued and outstanding shares of Company Capital Stock and any shares of Company Capital Stock that are held in the Company’s treasury as of the date of this Agreement. Except as set forth in Section 3.2(a)(i) of the Disclosure Schedule, there are no other shares or other equity interests in the Company issued, reserved for issuance or outstanding. The Company has never declared or paid any dividends on any shares of Company Capital Stock. All of the issued and outstanding shares of Company Capital Stock (including shares issued following the conversion of the Company SAFE)

have been duly authorized and validly issued and are fully paid, non‑assessable and free of any preemptive rights. Except for this Agreement, Company Restricted Stock and the Company SAFE prior to its conversion into Company Capital Stock, there are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of the Company to which the Company is a party, including any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock. There are no outstanding phantom stock rights or stock appreciation rights granted by the Company to any Person. Except for the Company SAFE, there is no Indebtedness with voting rights (or convertible into, or exchangeable for, securities with voting rights) with respect to any matters on which any equity holder of the Company may vote. Section 3.2(a)(ii) of the Disclosure Schedule sets forth an accurate and complete list of the holders of all of the issued and outstanding shares of Company Capital Stock, including the holder of the Company Capital Stock issued on conversion of the Company SAFE, the address of record of each such holder reflected in the Company’s corporate books and records and the number, series and classes of shares of Company Capital Stock owned of record by each such holder.
(b)    Section 3.2(b) of the Disclosure Schedule sets forth a complete list of all Subsidiaries. Except as set forth on Section 3.2(b) of the Disclosure Schedule, the Company: (i) does not own any equity securities or other ownership interest of any other Person; (ii) does not control any Person; (iii) does not have any investments in, or hold any interest, directly or indirectly, in, any Person; and (iv) does not have any obligation or requirement, directly or indirectly, to provide capital contributions to, or invest in, any Person.
(c)    There are no outstanding contractual obligations to which the Company is a party: (i) to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or other equity interests in the Company; or (ii) relating to the voting of any shares of Company Capital Stock or other equity interests in the Company.
(d)    All of the outstanding shares of Company Capital Stock have been issued and granted in compliance with: (i) all applicable state and federal securities Laws and all other applicable Laws; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding shares of Company Capital Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company.
Section 3.3.    Authority. The Company has all corporate power and authority required to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to be consummated by it hereunder. The execution and delivery by the Company of this Agreement, the performance of its obligations hereunder, and the consummation of the Transactions to be consummated by it, have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other or further action or proceeding on the part of the Company or the Stockholders is necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation by the Company of the Transactions to be consummated by the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Purchaser and the Stockholders’ Representative, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability: (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity.
Section 3.4.    Consents and Approvals; No Violations.
(a)    Except for the Consents, filings, declarations, registrations and notices set forth in Section 3.4(a) of the Disclosure Schedule (the “Required Consents”), no Consent of, or filing, declaration or registration with, or notice to any Governmental Entity or any other Person, which has not been received or made, is required to be obtained or made by the Company for its execution and delivery of this Agreement or for the consummation by the Company of the Transactions, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and notices to Stockholders required by the DGCL, the CGCL, as applicable, and the Certificate of Incorporation.
(b)    The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation by the Company of the Transactions to be consummated by the Company do not and will not: (i) conflict with or violate any provision of the Certificate of Incorporation or the Bylaws; or (ii) assuming that the Required Consents have been received or made, as the case may be, prior to the Closing: (x) conflict with or result in a violation or breach of any Law applicable to the Company or any of its properties or assets; (y) conflict with, result in a violation or breach of, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination, modification or cancellation of or a right of termination, modification or cancellation under, or accelerate the performance required under, any Material Contract or any Permit required for the conduct of the business of the Company; or (z) result in the creation of any Lien upon any of the material properties or assets of the Company, except to the extent that any such conflict or violation would not result, individually or in the aggregate, in a Material Adverse Effect.
Section 3.5.    Financial Statements.
(a)    Delivery of Financial Statements. The Company has delivered to Purchaser complete copies of the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the unaudited balance sheets of the Company as of December 31, 2016 and December 31, 2017, and the related unaudited statements of income, statements of stockholders’ equity and statements of cash flows for the fiscal years ended December 31, 2016 and December 31, 2017, together with all related notes and schedules thereto; and (ii) the unaudited balance sheet of the Company as of November, 2018 (the “Interim Balance Sheet”), and the related unaudited statement of income, statements of stockholders’ equity and statements of cash flows for the eleven (11) months ended November, 2018.
(b)    Fair Presentation. The Company Financial Statements present fairly, in all material respects, the financial position, results of operations, cash flows and stockholders’ equity of the Company for the periods covered thereby. The Company Financial Statements have been prepared from the books and records of the Company and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except for the absence of notes (and subject to normal year-end adjustments).
(c)    Indebtedness. Section 3.5(c) of the Disclosure Schedule sets forth an accurate list of all Indebtedness as of the date of this Agreement, identifying the creditor (including name and address), the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of the open of business on the date of this Agreement. No Indebtedness contains any restriction upon: (i) the prepayment of any of such Indebtedness; (ii) the incurrence of Indebtedness by the Company; or (iii) the ability of the Company to grant any Lien on its properties or assets. With respect to each item of Indebtedness, the Company is not in default and no payments are past due. The Company has not received any written or, to the Company’s Knowledge, oral notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. The consummation of the Transactions will not cause a default, breach or an acceleration, automatic or otherwise, of any contractual terms of any item of Indebtedness.
Section 3.6.    Customers and Suppliers.
(a)    Customers. Section 3.6(a) of the Disclosure Schedule identifies the revenues received from each of the top ten (10) customers of the Company (based on revenues) for each of the following periods: (i) the eleven (11) months ended November, 2018; and (ii) the fiscal year ended December 31, 2017 (the “Major Customers”). The Company has not received any written or, to the Company’s Knowledge, oral notice indicating that any Major Customer (A) expects to cease dealing with the Company, (B) will otherwise materially reduce the volume of business transacted with the Company below historical levels, or (C) expects to file for bankruptcy or otherwise cease doing business as a going concern. The Company has not received any written or, to the Company’s Knowledge, oral notice indicating Yardi Systems, Inc., RealPage, Inc., Resman, LLC or Entrata, Inc. are dissatisfied in any material respect with any product or service of the Company.
(b)    Suppliers. Section 3.6(b) of the Disclosure Schedule sets forth a complete and correct list of the ten (10) suppliers that accounted for the largest dollar volume of purchases by the Company during each of the following periods: (i) the eleven (11) months ended November, 2018; and (ii) the fiscal year ended December 31, 2017 (the “Major Suppliers”). The Company has not received any written or, to the Company’s Knowledge, oral notice indicating that any Major Supplier (A) expects to cease supplying goods or services to the Company, (B) will otherwise materially reduce the volume of business transacted with the Company below historical levels or (C) expects to file for bankruptcy or otherwise cease doing business as a going concern.
Section 3.7.    Absence of Certain Changes or Events. Since December 31, 2017 through the date of this Agreement: (a) there have not occurred any events, series of events, occurrences, or conditions that have had a Material Adverse Effect; (b) the Company has carried on and operated its business in the ordinary course of business consistent with past practice; and (c) the Company has not taken or authorized any action which, if taken or authorized on or after the date hereof, would require the consent of Purchaser pursuant to Section 5.1.
Section 3.8.    No Undisclosed Liabilities. Except as set forth on Section 3.8 of the Disclosure Schedules, the Company does not have any Liabilities of the type required to be included as a liability on a balance sheet prepared in accordance with GAAP, except for: (a)  Liabilities reflected or reserved against in the Interim Balance Sheet; (b) current Liabilities that have been incurred in the ordinary course of business since the date of the Interim Balance Sheet and that are included in the calculation of Net Working Capital; and (c) Liabilities incurred under the terms of or in connection with this Agreement or the Transactions.

Section 3.9.    Litigation.
(a)    There is no Proceeding pending or, to the Company’s Knowledge, threatened: (i) against or by the Company or against any of its properties or assets or any of its officers, directors or employees (in their capacity as such) or (ii) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. As of the date of this Agreement, the Company does not have any plan to initiate any Proceeding against another Person.
(b)    There is: (i) no outstanding Order of, or settlement agreement with or subject to, any Governmental Entity; and (ii) no unsatisfied judgment, penalty or award, in each case against or affecting the Company or any of its properties or assets.
Section 3.10.    Real Property; Personal Property.
(a)    The Company does not own and has never owned any interest in any real property, except the Leased Real Property.
(b)    Section 3.10(b) of the Disclosure Schedule sets forth an accurate list of: (i) all real property leased, subleased, licensed or otherwise used, operated or occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company (collectively, including the buildings, improvements and fixtures located thereon, the “Leased Real Property”), including the street address of each Leased Real Property; and (ii) each Contract pursuant to which the Company holds any Leased Real Property as landlord, sublandlord, tenant, subtenant, occupant or otherwise (each, a “Real Property Lease”), including all currently effective amendments and modifications thereto.
(c)    The Company has a valid leasehold or subleasehold interest in (or a valid right to use and occupy) the Leased Real Property, in each case free and clear of all Liens other than Permitted Liens. All rent (including base rent and additional rent) due and payable under each of the Real Property Leases has been paid to date.
(d)    Except: (i) for and as provided in the Real Property Leases; and (ii) for Permitted Liens, with respect to the Leased Real Properties, the Company has not subjected any such property to any lease, sublease, license or other agreement granting to any Person (other than the Company) any right to the use or occupancy of such Leased Real Property or any part thereof.
(e)    The Company has good title to, or a valid leasehold interest in, or with respect to licensed assets, a valid license to use, all material tangible personal property used or held for use by it in connection with the conduct of its business, free and clear of all Liens other than Permitted Liens.
Section 3.11.    Taxes.
(a)    Except as otherwise disclosed in Section 3.11(a) of the Disclosure Schedule:
(i)    all Tax Returns required to be filed by or on behalf of the Company (the “Company Returns”) have been timely and properly filed (taking into account any extensions), and all Company Returns and are true, accurate and complete in all material respects;
(ii)    all Taxes of the Company that are due and payable (whether or not shown on any Company Return) have been timely and properly paid;
(iii)    the Company has: (A) withheld and collected all amounts required by Law to be withheld or collected, including sales and use Taxes and amounts required to be withheld for Taxes of employees, independent contractors, creditors, stockholders (including the Stockholders) or other third parties, and, to the extent required, has timely paid over such amounts to the proper Governmental Entities; and (B) properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which the Company would otherwise have been obligated to collect or withhold such Taxes;
(iv)    no power of attorney with respect to the Company as to any matter relating to Taxes currently in effect will remain in effect after the Closing;
(v)    the Company has delivered to Purchaser true, correct and complete copies of all income and other material Company Returns with respect to Taxes filed by or with respect to it with respect to all taxable years remaining open under the applicable statute of limitations (the “Delivered Returns”), and has delivered or Made Available to Purchaser all material relevant documents and information with respect thereto, including work papers, records, audit and examination reports, and statements of deficiencies proposed or assessed against or agreed to by the Company;
(vi)    no claim has been made in writing by any Governmental Entity in any jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by such jurisdiction and, to the Company’s Knowledge, there is no reasonable basis for any such Governmental Entity to make any such claim;
(vii)    the Company has not engaged in a trade or business and has not had a permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the United States; and
(viii)    the Company Financial Statements properly and adequately accrue or reserve for Tax liabilities in accordance with GAAP.
(b)    No Company Return has ever been examined or audited by any Governmental Entity. There is no pending audit, examination, refund claim, litigation, proposed adjustment, matter in controversy or other Proceeding with respect to any Tax for which the Company may be liable and, to the Company’s Knowledge, no such audit, examination, refund claim, litigation, proposed adjustment, matter or other Proceeding is or has been threatened in a writing delivered to the Company. No deficiencies for any Tax have been proposed, asserted or assessed against the Company which have not been settled and paid in full, and, to the Company’s Knowledge, no such proposal, assertion or assessment is pending or been threatened in a writing delivered to the Company. No extension or waiver of the limitation period applicable to any Company Return has been granted by or requested from the Company. There are no Liens with respect to any Taxes against any of the assets of the Company, other than Permitted Liens.
(c)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion there) ending after the Closing Date as a result of any: (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received outside the ordinary course of business for a Tax period ending on or prior to the Closing Date. The Company is not a party to or bound by and does not have any Liability under any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement, other than commercial contracts in the ordinary course of business that do not primarily relate to Tax.
(d)    The Company: (i) has never been a member of any affiliated group filing a consolidated federal income Tax Return or any similar group for state, local or foreign Tax purposes (other than a group of which the Company is the common parent); and (ii) does not have any Liability for any amount of Taxes of any Person (other than the Company) pursuant to any Law (including Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, indemnity or otherwise.
(e)    The Company has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 of the Code.
(f)    Section 3.11(f) of the Disclosure Schedule sets forth all Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements applicable to the Company. The Company is in compliance with the requirements for any such Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements.
(g)    The Company is not currently, and will not for any period for which a Tax Return has not been filed be, required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any corresponding provisions of state, local or foreign Law) as a result of transactions, events or accounting methods employed prior to the Transactions.
(h)    The Company has not consummated or participated in, and is not currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, and is not currently participating in, a “Listed Transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding provision of state, local, or foreign Law.
(i)    Notwithstanding any other provisions to the contrary, the Company makes no representations about the amount or availability of any net operating losses, credits, or other Tax attributes, except as expressly set forth in this Section 3.11.
Section 3.12.    Compliance with Laws; Permits.
(a)    The Company is in material compliance with all Laws applicable to the Company, and to the Company’s Knowledge, no Proceeding has been filed or commenced and is continuing against the Company, and the Company has not received any written or, to the Company’s Knowledge, oral notice alleging that the Company is not in compliance with any such Law.
(b)    (i) The Company holds all material Permits required for the conduct of its business; (ii) such Permits are valid and in full force and effect; (iii) the Company is not in default under or in material violation of any such Permit; and (iv) no Proceeding seeking the revocation, cancellation, termination, limitation or nonrenewal of any such Permit is pending before any Governmental Entity or, to the Company’s Knowledge, threatened.
Section 3.13.    Labor Matters.
(a)    No employees of the Company are covered by, and the Company is not subject to, a collective bargaining agreement, labor contract or other written agreement with a labor organization or labor union. No: (i) organizing activities involving the Company are pending with any labor organization; (ii) collective bargaining agreement is being or has been negotiated by the Company; and (iii) strike, lockout, slowdown, or work stoppage against the Company is currently pending or, to the Company’s Knowledge, threatened that may interfere with the business activities of the Company.
(b)    The Company and each ERISA Affiliate comply with all, and have at all times complied with all (except where non-compliance would not result, individually or in the aggregate, in a Material Adverse Effect), and neither the Company nor any ERISA Affiliate has received any written or, to the Company’s Knowledge, oral notice of any claim filed with or by any Governmental Entity alleging that any of them has violated any, Laws or applicable contractual arrangements that relate to the Company’s employees’ wages, hours, compensation, meal and rest breaks, wage statements, fringe benefits, employment or termination of employment, employment policies or practices, immigration, terms and conditions of employment, child labor, labor or employee relations, classification of employees, affirmative action, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, harassment, discrimination, retaliation or employee safety or health and, to the Company’s Knowledge, no such claim is threatened.
(c)    To the Company’s Knowledge, no executive or manager of the Company has given written notice to the Company of any present intention to terminate his or her employment.
(d)    Except as set forth in Section 3.13(d) of the Disclosure Schedule, each Person who is a current employee of the Company is employed at will without any penalty, Liability or severance obligation. The Company has provided to Purchaser a complete and correct list of all current employees of and consultants to the Company which sets forth the following information with respect to each, as of the date of this Agreement: (i) name; (ii) title or position; (iii) the entity or entities by which such individual is employed; (iv) hire date; (v) current annual or hourly base compensation rate; (vi) commission, bonus, incentive compensation, or other similar compensation paid for calendar year 2017 and 2018; (vii) all written accruals or commitments to pay commissions, bonuses, incentive compensation, or other similar compensation for the current year; (viii) accrued but unused vacation or paid time off; (ix) active or inactive status and, if applicable, the reason for inactive status; (x) full-time or part-time status; (xi) exempt or non-exempt status; (xii) employment location; and (xiii) any union affiliation.
(e)    Since December 1, 2016, the Company has properly classified all employees under the Fair Labor Standards Act of 1938, as amended, and under any similar Law of any state or other jurisdiction applicable to such employees.
Section 3.14.    Employee Benefits.
(a)    Section 3.14(a) of the Disclosure Schedule sets forth a complete and correct list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), each stock purchase, stock ownership, stock option, phantom stock, severance, retention, employment, change-in-control, bonus, incentive compensation, profit sharing, deferred compensation or supplemental retirement agreement, program, policy or arrangement, and each other plan, agreement, program, policy or arrangement providing employee benefits or compensation to any current or former employee of the Company (whether written or unwritten) which is maintained, contributed to or sponsored by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate is obligated to make any contributions or has any material Liability. All such plans, agreements, programs, policies and arrangements are hereinafter referred to collectively as the “Benefit Plans” and individually as a “Benefit Plan.”
(b)    With respect to each Benefit Plan, the Company has delivered or Made Available to Purchaser: (i) a complete and correct copy of such plan or plan documents, as applicable, or a summary of such plan; (ii) the most recent Internal Revenue Service determination letter, if applicable; (iii) the current summary plan description, if applicable; (iv) the most recent actuarial valuation report, if applicable; (v) the most recent annual report (Form 5500, with all applicable attachments); and (vi) all related trust agreements that implement each Benefit Plan.
(c)    Each Benefit Plan is being operated, funded and administered in all material respects in accordance with its terms and the requirements of ERISA and the Code and other applicable Law. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, including each trust associated with any Benefit Plan that is intended to be exempt from taxation under Section 501(a) of the Code has received a favorable Internal Revenue Service determination letter as to its qualification and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, or is a prototype plan that is the subject of a favorable opinion letter from the Internal Revenue Service and, to the Company’s Knowledge, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to result in a loss of such plan’s qualification or tax-exempt status. No “prohibited transaction” within the meaning of Section 406 of ERISA has occurred with respect to any Benefit Plan, and no Tax has been imposed pursuant to Section 4975 of the Code in respect thereof.
(d)    Neither the Company nor any ERISA Affiliate maintains, contributes to or has any Liability with respect to a “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA or a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
(e)    There are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Company’s Knowledge, threatened with respect to any Benefit Plan.
(f)    Except as set forth in Section 3.14(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions (either alone or in conjunction with any other event) will: (i) increase any benefits otherwise payable under any Benefit Plan; (ii) result in any acceleration of the time of payment or vesting of any such benefits; or (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee or director of the Company.
(g)    No Benefit Plan is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides benefits to former employees of the Company, other than pursuant to Section 4980B of the Code or any similar Law.
(h)    The Company has no Liability by reason of an individual who performs or performed services for the Company in any capacity being improperly excluded from participating in a Benefit Plan.
(i)    Each Benefit Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) (i) has, at all times, been administered in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, and (ii) is in a form which complies with the requirements of Section 409A of the Code, so that its terms and provisions comply with the requirements of Section 409A of the Code; in all cases so that the additional tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder.
(j)    The Company has no indemnity obligations for any Taxes imposed under Section 409A of the Code.
(k)     Except as set forth in Section 3.14(k) of the Disclosure Schedule, the Company is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Law). The Company has no indemnity obligations for any Taxes imposed under Section 4999 of the Code.
Section 3.15.    Material Contracts.
(a)    Section 3.15(a) of the Disclosure Schedule contains a true, accurate and complete list of each of the following types of Contracts that is not a Benefit Plan to which the Company is a party or by which its assets or properties are bound (each, a “Material Contract”):
(i)    any Contract that the Company reasonably anticipates will, in accordance with its terms, involve aggregate payments to the Company in excess of $25,000 within the twelve (12) month period from and after the date of this Agreement;
(ii)    any Contract that the Company reasonably anticipates will, in accordance with its terms, involve aggregate payments by the Company in excess of $25,000 within the twelve (12) month period from and after the date of this Agreement, other than Contracts for the employment or engagement of any Person on a full-time, part-time, consulting, independent contractor or other basis;
(iii)    any Contract with the top ten (10) customers of the Company (based on revenues) for the eleven (11) months ended November, 2018, Major Customers or Major Supplier;
(iv)    any Contract evidencing Indebtedness;
(v)    any Contract limiting, restricting or prohibiting the Company from engaging in any line of business anywhere in the United States or elsewhere in the world (which, for the avoidance of doubt, shall not include an agreement solely as a result of such agreement including a non-solicitation of employees or confidentiality obligation);
(vi)    any Contract that provides for “most favored nations” terms or establishes an exclusive or priority sale or purchase obligation with respect to any product, service or geographic location;
(vii)    any Contract containing non-solicitation provisions restricting the Company’s ability to hire or retain any employees, customers, vendors, suppliers or other service providers;
(viii)    any (A) joint venture, strategic alliance, partnership, licensing, franchise, manufacturer, development, distribution, sales agent or supply agreement or (B) other Contract that involves a sharing of revenues, profits, losses, costs or Liabilities by the Company with any other Person;
(ix)    any Contract that contains a standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of a third party;
(x)    any Contract granting to any Person a right of first refusal, right of first offer or similar preferential right to purchase any equity interests or assets of the Company;
(xi)    any Contract relating to (A) the acquisition (by merger, consolidation, purchase of stock or assets, or otherwise) by the Company of any Person, a material portion of the assets of any Person, or any business, division or product line or (B) the divestiture or disposition by the Company of a material portion of its properties or assets, or any of its equity interests, in each case of clauses (A) and (B) pursuant to which any of the parties has any remaining obligations or Liabilities;
(xii)    any Contract providing for capital expenditures in excess of $25,000 individually, or in excess of $100,000 in the aggregate;
(xiii)    any Contract under which the Company has made, or that obligates the Company to make, a loan or capital contribution to, or investment in, any Person, other than advances to employees in the ordinary course of business;
(xiv)    any Contract under which: (A) the Company is the lessor of, or makes available for use by any third party, any equipment or other tangible property owned by the Company or (B) the Company is the lessee of, or is provided the use of, any equipment or other tangible property owned by any third party, in each case of clauses (A) and (B) for payments or other consideration of more than $25,000 during any twelve (12) month period;
(xv)    any Real Property Lease;
(xvi)    any Contract under which the Company or any of its Affiliates has licensed or otherwise acquired from any third party any rights or interests in or to any Company Intellectual Property (other than Shrink-Wrap Code and Open Source Software) incorporated into the Platform (each such contract, an “Inbound License”);
(xvii)    any Contract under which a Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any material Company Owned Intellectual Property, other than non-exclusive licenses for use of the Platform granted in the ordinary course of business (each such contract, an “Outbound License”);
(xviii)    any (A) collective bargaining agreement or (B) Contract with any union, labor organization, works council or other employee representative of a group of employees;
(xix)    any Contract for the employment or engagement of any Person on a full-time, part-time, consulting, independent contractor or other basis;
(xx)    any Contract providing for: (A) Change of Control Payments; (B) accrued or deferred compensation; or (C) the creation, acceleration or vesting of any right or interest for the benefit of any current or former employee or equity holder of the Company or any Affiliate of the Company which become payable as a result of or in connection with the consummation of the Transactions;
(xxi)    any Contract between or among the Company, on the one hand, and any Stockholder or any Affiliate of any Stockholder (other than the Company), on the other hand (other than customary employee documentation, agreements for the purchase of securities and Benefit Plans);
(xxii)    any Contract with any Governmental Entity;
(xxiii)    any power of attorney or similar grant of agency executed by the Company outside the ordinary course of business;
(xxiv)    any Contract that was otherwise not entered into in the ordinary course of business or is otherwise material to the business conducted by the Company; and
(xxv)    any Contract which commits the Company to enter into any of the foregoing.
(b)    With respect to each Material Contract: (i) other than with respect to any Material Contract that has expired pursuant to its terms, such Material Contract is in full force and effect, constitutes a legal, valid and binding obligation of the Company and, to the Company’s Knowledge, each other party thereto, and is enforceable against each of them in accordance with its terms, except that such enforceability: (A) may be limited by bankruptcy, insolvency, moratorium or other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (B) is subject to general principles of equity; (ii) neither the Company nor, to the Company’s Knowledge, any other party to such Material Contract is in breach of or default under such Material Contract; (iii)  the Company has not provided to or received from any counterparty thereto any written or, to the Company’s Knowledge, oral notice regarding any actual or alleged breach of or default under (or of any condition which with the passage of time or the giving of notice or both would cause a breach of or default under) such Material Contract; and (iv) the Company has not provided to or received from any counterparty thereto any written or, to the Company’s Knowledge, oral notice announcing or threatening to (A) terminate (other than Material Contracts that are expiring pursuant to their terms) or not renew any Material Contract, (B) seek the renegotiation of such Material Contract in any material respect or (C) substitute performance under such Material Contract in any material respect.  The Company has delivered or Made Available to Purchaser true, correct and complete copies of all written Material Contracts (including all amendments thereto), and written descriptions of all material terms of all oral Material Contracts.
Section 3.16.    Intellectual Property.
(a)    Section 3.16(a) of the Disclosure Schedule sets forth a list of (i) all Marks, domain names, Copyrights, and Patents that are issued by or registered with, or subject to any pending application for issuance by or registration with, a Governmental Entity and are included in the Company Owned Intellectual Property, and (ii) all material unregistered Marks that are included in the Company Owned Intellectual Property (the “Scheduled Intellectual Property”).
(b)    Except as set forth on Section 3.16(b) of the Disclosure Schedule:
(i)    The Company is the sole and exclusive owner of, free and clear of all Liens (other than Permitted Liens), or has been granted a valid license to use, all Company Intellectual Property and Company Technology that is used by the Company in, and material to, the operation of the Business. The consummation by the Company of the Transactions as contemplated hereby will not result in the loss, termination, or impairment of any rights of the Company in any Company Owned Intellectual Property that is material to the Business.
(ii)    The Company Intellectual Property and Company Technology constitutes all of the Intellectual Property and Technology that is used by the Company in, and material to, the current operation of the Business.
(iii)    To the Company’s Knowledge, all Scheduled Intellectual Property (other than applications and unregistered Marks) is valid and enforceable. All Scheduled Intellectual Property (other than unregistered Marks) is: (i) currently in material compliance with the formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) that are required to be complied with, and (ii) not subject to any unpaid maintenance or renewal fees falling due within ninety (90) days after the Closing Date. All appropriate applications, documents, recordations, and certificates in connection with such Scheduled Intellectual Property have been filed with the relevant Governmental Entities as required for the purposes of maintaining or prosecuting such Scheduled Intellectual Property. There are no pending, or to the Company’s Knowledge, threatened, interferences, re-examinations, oppositions, cancellation proceedings, or other proceedings challenging the validity, enforceability, registration, or ownership of any Scheduled Intellectual Property (other than unregistered Marks).
(iv)    The operation of the Business as currently conducted (including the license, sale or distribution by the Company of the Platform) does not infringe or misappropriate the Intellectual Property of any Person in any material respect. No Proceedings are pending, and the Company has not received any written charge, complaint, claim, demand, or notice during the past five (5) years, in each case, alleging that the Company has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other Person in connection with the Business. To the Company’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property, and no such claims of infringement, misappropriation, dilution, or violation have been made in writing against any Person by the Company.
(v)    Section 3.16(b)(v) of the Disclosure Schedule (i) lists all Open Source Software that has been used in the development of, and incorporated into, any Platform or material Company Owned Intellectual Property, and (ii) describes the license under which such Open Source Software was used by the Company. Neither the Company nor any of its Affiliates has used Open Source Software in any manner that would (i) require the disclosure or distribution in source code form of any Platform that constitutes Company Owned Intellectual Property, (ii) require the licensing of any Platform that constitutes Company Owned Intellectual Property for the purpose of making derivative works, or (iii) impose any restriction on the consideration to be charged for the distribution of any Platform that constitutes Company Owned Intellectual Property. With respect to any Open Source Software that is incorporated into the Platform, the Company has been and is in material compliance with all licenses applicable thereto.
(vi)    No government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any Company Owned Intellectual Property or Platform.
(vii)    Neither this Agreement nor the Transactions contemplated herein, will, immediately after the Closing, result in (i) the loss or impairment of any Company Intellectual Property licensed to the Company under any Inbound License or (ii) the Company or Purchaser being obligated to pay any additional amounts to any third party.
(viii)    Copies of the Company’s standard form(s) of agreements granting customers or end users the right to use the Platform (collectively, the “Standard Customer Agreements”) have been Made Available to Purchaser.
(ix)    All current and former employees, service providers and independent contractors of the Company who developed Company Owned Intellectual Property or Company Owned Technology have executed agreements assigning or otherwise vesting ownership of such Intellectual Property in the Company (or its predecessor). No such Person has a valid claim of ownership in any Company Owned Intellectual Property developed by such Person, or the right to receive ongoing royalties from the Company for Company’s use of such Company Owned Intellectual Property.
(x)    The Company has used commercially reasonable efforts, consistent with customary industry practices, to police and protect the Company Owned Intellectual Property related to the Business, and to maintain the confidentiality of all trade secrets of the Company that are related to the Business (except for any trade secrets that are not material to the Business and the Company does not desire to maintain as a trade secret). There has been no unauthorized disclosure or use of any trade secret of the Company that is material to the Business.
(xi)    The computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment necessary to operate the Business, including the Platform (collectively, the “IT Assets”) operate and perform in all material respects as required to operate the Business and have not malfunctioned or failed at any time within the past three (3) years in any manner that materially restricted the Company from operating the Business as conducted at such time. The Company has in place commercially reasonable measures, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets against any unauthorized use, access, interruption, modification or corruption. To the Company’s Knowledge, in the past three (3) years, there has been no security breach or unauthorized access to the IT Assets which has resulted in unauthorized access, modification, corruption, encryption, use or disclosure of any information material to the Business that is contained therein.
(xii)    The Company is not currently bound by or subject to any Contract containing any obligation on the part of the Company to deposit any source code of any Platform (“Company Source Code”) with any third party.
(xiii)    Company has never disclosed or distributed any Company Source Code to anyone other than an employee or independent contractor of the Company who had a need to view such Company Source Code in order to perform his, her or its duties for the Company and who was bound by obligations to maintain the confidentiality of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, result in the contractually-required delivery, license, or disclosure of any Company Source Code to any third party who is not an employee or independent contractor of the Company with a need to view such Company Source Code in order to perform his, her or its duties for the Company and would be bound by valid and enforceable obligations to keep such Company Source Code confidential
(xiv)    To the Company’s Knowledge, all Platforms (i) are free of any viruses, worms and other material known contaminants and (ii) do not contain any code capable of performing any of the following functions without authorization: (A) disrupting, disabling, harming or otherwise impeding in any material respect the operation of the Platform; or (B) compromising the privacy or data security of an authorized end user through the Platform or damaging or destroying any data or file uploaded by such end user through the Platform without such end user’s consent. The Company has Made Available to the Purchaser a listing of known material bugs in the Platform as of the date of this Agreement.
Section 3.17.    Environmental Matters.
(a)    There is no Proceeding pending or, to the Company’s Knowledge, threatened against the Company under or pursuant to any applicable Environmental Law.
(b)    The Company: (i) is in material compliance with all applicable Environmental Laws; (ii) holds all material Environmental Permits required for the conduct of its business; and (iii) is in compliance in all material respects with such Environmental Permits.
Section 3.18.    Insurance.
(a)    Section 3.18(a) of the Disclosure Schedule sets forth an accurate list of all policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other forms of insurance covering the Company, including self-insurance, in each case held by the Company or any other Person (the “Insurance Policies”), setting forth, in respect of each such Insurance Policy: (i) the policy number; (ii) the insurer; (iii) policy limits and deductibles; (iv) the dates of premiums or payments due thereunder; and (v) the expiration date.
(b)    The Company’s only Insurance Policy is a workers’ compensation insurance policy. The Company’s workers’ compensation insurance policy is of the type and in the amounts as recommended by the Company’s payroll provider.
(c)    With respect to each Insurance Policy: (i) such Insurance Policy is in full force and effect and enforceable in accordance with its terms; (ii) the Company and, to the Company’s Knowledge, each other party to such Insurance Policy are in compliance with the terms and provisions of such Insurance Policy in all material respects; and (iii) all premiums due and payable for such Insurance Policy have been paid in full.
(d)    The Company has not received written notice regarding any actual or proposed cancellation or termination of, premium increase with respect to, or material alteration of coverage under, any such Insurance Policy.
(e)    Section 3.18(e) of the Disclosure Schedule sets forth: (i) a list of all pending claims (including any workers’ compensation claim) under any Insurance Policy; and (ii) the claims history for the Company to the extent involving claims in excess of $10,000.
Section 3.19.    Accounts Receivable; Accounts Payable.
(a)    Section 3.19(a) of the Disclosure Schedule sets forth: (i) an accurate list of all accounts receivable, notes receivable and other receivables of the Company (the “Accounts Receivable”) as of the date of this Agreement; and (ii) the agings of such Accounts Receivable from the date of invoice. Except as set forth in Section 3.19(a) of the Disclosure Schedule, all Accounts Receivable (including those Accounts Receivable reflected on the Interim Balance Sheet that have not yet been collected): (A) arose from bona fide transactions made in the ordinary course of business and (B) are reflected (including any reserves) in the Company Financial Statements in accordance with GAAP. Since the date of the Interim Balance Sheet, the Company has collected its Accounts Receivable in the ordinary course of business and consistent with past practice.
(b)    No accounts payable of the Company is past due nor is the Company otherwise in default in its payment of any such amounts. Since the date of the Interim Balance Sheet through the date of this Agreement, the Company has paid its accounts payable in the ordinary course of business, except for those accounts payable the Company is contesting in good faith.
Section 3.20.    Bank Accounts; Letters of Credit; Performance Bonds. Section 3.20 of the Disclosure Schedule sets forth the identity of each bank or financial institution in which the Company has an account, safe deposit box or lockbox, the number of each such account or box and the names of all Persons authorized to draw thereon or having signatory power or access thereto. The Company is not a party to any letters of credit (as an applicant, beneficiary or otherwise) or any performance bonds.
Section 3.21.    Affiliate Transactions. Except as set forth in Section 3.21 of the Disclosure Schedule (collectively, the “Affiliate Agreements”), (a) there are no agreements, arrangements or understandings between the Company, on the one hand, and any Stockholder or any officer or director of the Company, or any of their respective Affiliates, on the other hand, other than agreements, arrangements or understandings relating to the issuance of Company Capital Stock, such officer’s employment or such director’s services as a director; and (b) neither any current or former stockholder, director, officer or employee of the Company, nor, to the Company’s Knowledge, any immediate family member of any of the foregoing: (i) has any ownership interest in any property or asset used by the Company; (ii) provides material services to the Company; (iii) has borrowed money from or loaned money to the Company that is currently outstanding; or (iv) is a party to any Contract or ongoing transaction with the Company, in the case of each of clauses (i), (ii) and (iv), other than in such Person’s capacity as a stockholder, director, officer or employee of the Company.
Section 3.22.    Broker’s Fees. Except as set forth in Section 3.22 of the Disclosure Schedule, neither the Company nor any of its Representatives has employed any financial advisor, broker or finder in a manner that, to the Company’s Knowledge, would result in any Liability for any broker’s fees, commissions or finder’s fees in connection with any of the Transactions.
Section 3.23.    Unlawful Payments.
(a)    Neither the Company nor any Affiliate, director, officer or employee of the Company, nor, to the Company’s Knowledge, any agent, representative, sales intermediary or other third party acting on behalf of the Company, in any way relating to the business of the Company: (i) has violated any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.); or (ii) has offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly through third parties, to any “Public Official” (as hereinafter defined) or other Person in violation of applicable Law, for purposes of (A) influencing any act or decision of any Public Official or other Person in his, her or its official capacity; (B) inducing such Public Official or other Person to do or omit to do any act in violation of his, her or its lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official or other Person to use his, her or its influence with a government, Governmental Entity, commercial enterprise owned or controlled by any government (including state owned or controlled facilities), or any other Person in order to assist the business of the Company, or any Person related in any way to the business of the Company, in obtaining or retaining business or directing any business to any Person.
(b)    There are no pending or, to the Company’s Knowledge, threatened claims against the Company with respect to violations of any applicable anticorruption Law.
(c)    For purposes of this Section 3.23, “Public Official” means: (i) any director, officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (ii) any director, officer, employee or representative of any commercial enterprise that is controlled by a government, including any state-owned or controlled company or organization; (iii) any director, officer, employee or representative of any public international organization, such as the United Nations or the World Bank; and (iv) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above; and (v) any political party, party official or candidate for political office.
Section 3.24.    Data Privacy and Security.
(a)    The Company is, and at all times since December 31, 2016 has been in material compliance with respect to: (i) customer Contracts, (ii) all applicable Laws relating to the safeguarding of and access to Personally Identifiable Information, including all Privacy and Security Laws, and (iii) all Contracts (or portions thereof) between the Company and its vendors, marketing affiliates or other partners that are applicable to the use and disclosure of Personally Identifiable Information.
(b)    The Company is, and at all times since December 31, 2016 has been in compliance with its stated privacy policies including any privacy policies distributed to employees of customers and privacy policies contained on any websites maintained by or on behalf of the Company except where non-compliance would not result, individually or in the aggregate, in a Material Adverse Effect. The Company’s privacy policies concerning the collection, use, storage, registration and disclosure of Personally Identifiable Information are accurate, comprehensive and implemented, and conform, and at all times since December 31, 2016 have conformed to the Company’s contractual commitments (including to its customers and their employees or other users whose Personally Identifiable Information the Company collects, uses, or stores in the course of the Business), except where such inaccuracy or non-conformity would not result, individually or in the aggregate, in a Material Adverse Effect. Neither this Agreement or the ancillary documents contemplated by this Agreement, nor the Transactions contemplated hereby or thereby will violate any applicable Privacy and Security Laws or any of the Company’s privacy policies as they currently exist or as they existed at any time since December 31, 2016. All applicable and necessary filings, registrations and/or notifications have been made to Governmental Entities in relation to the processing activities including export of personal data undertaken the by the Company.
(c)    The Company contractually requires third parties, including vendors, marketing partners and other Persons providing services to the Company who, to any material degree, have access to or receive Personally Identifiable Information from the Company to comply with all applicable Laws regarding the use of such Personally Identifiable Information and to use commercially reasonable efforts to protect such Personally Identifiable Information against unauthorized access or use. To the Company’s Knowledge, no third party is in breach of its contractual obligations regarding such third party’s use of or access to Personally Identifiable Information.
(d)    The Company has used commercially reasonable efforts consistent with all applicable Laws, prevailing industry practices and the Company’s privacy policies to protect the integrity, security and confidentiality of all Personally Identifiable Information maintained by the Company.
(e)    To the Company’s Knowledge, there has been no material loss, unauthorized or illegal use, processing or disclosure of, or access to, any Personally Identifiable Information stored or secured by or for the Company.
(f)    No claims or proceedings have been asserted or, to the Company’s Knowledge, are threatened against the Company by any Person alleging a violation of any Person’s privacy, personal or confidentiality rights including rights under any of the Company’s privacy policies. The Company is not currently and has not been under investigation by any Governmental Entity or received any written or, to the Company’s Knowledge, oral claim, complaint, inquiry or notice from any third party or any Governmental Entity related to whether the Company’s collection, processing, use, storage, maintenance, access, receipt, security and/or disclosure of Personally Identifiable Information (i) is in violation of any applicable Laws, privacy policies or security policies or (ii) otherwise constitutes an unfair, deceptive or misleading trade practice.
Section 3.25.    Books and Records. The Company has made and kept (and given Purchaser access to) financial books and records which, in reasonable detail, accurately and fairly reflect the activities of the Company’s business (the “Books and Records”). The Books and Records have been maintained in accordance with sounds business practices, including the maintenance of an adequate system of internal controls. The minute books of the Business, all of which have been made available to Purchaser, contain true, correct and complete records of all meetings held, and material actions taken by, the stockholders and directors in connection with the Business.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUBSIDIARY
Purchaser and Merger Subsidiary hereby represent and warrant to the Company as follows:
Section 4.1.    Organization and Qualification. Each of Purchaser and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate or lease all of the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted. Each of Purchaser and Merger Subsidiary is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, operated or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, when aggregated with all other such failures, a material adverse effect on Purchaser’s or Merger Subsidiary’s ability to perform their respective obligations under this Agreement or prevent the consummation of the Transactions (a “Purchaser Material Adverse Effect”).
Section 4.2.    Authority. Each of Purchaser and Merger Subsidiary has all corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions to be consummated by each of Purchaser and Merger Subsidiary. The execution and delivery by Purchaser and Merger Subsidiary of this Agreement, the performance by Purchaser and Merger Subsidiary of their respective obligations hereunder, and the consummation by Purchaser and Merger Subsidiary of the Transactions to be consummated by each of Purchaser and Merger Subsidiary, have been duly and validly authorized by all necessary action on the part of Purchaser and Merger Subsidiary, and no other or further action or proceeding on the part of Purchaser, Merger Subsidiary, or their respective equity holders is necessary to authorize the execution and delivery by Purchaser and Merger Subsidiary of this Agreement, the performance by Purchaser and Merger Subsidiary of their respective obligations hereunder, and the consummation by Purchaser and Merger Subsidiary of the Transactions to be consummated by each of Purchaser and Merger Subsidiary. This Agreement has been duly executed and delivered by Purchaser and Merger Subsidiary and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company and the Stockholders’ Representative, constitutes a valid and binding obligation of each of Purchaser and Merger Subsidiary, enforceable against both Purchaser and Merger Subsidiary in accordance with its terms, except that such enforceability: (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity.
Section 4.3.    Consents and Approvals; No Violations.
(a)    No Consent of, or filing, declaration or registration with, or notice to any Governmental Entity, which has not been received or made, is required to be obtained by or made by Purchaser or Merger Subsidiary for the execution and delivery by Purchaser and Merger Subsidiary of this Agreement or for the consummation by Purchaser and Merger Subsidiary of the Transactions to be consummated by each of Purchaser and Merger Subsidiary, other than such Consents, filings, declarations, registrations or notices that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
(b)    The execution and delivery by Purchaser and Merger Subsidiary of this Agreement, the performance by Purchaser and Merger Subsidiary of their respective obligations hereunder, and the consummation by Purchaser and Merger Subsidiary of the Transactions to be consummated by each of Purchaser and Merger Subsidiary do not and will not: (i) conflict with or violate any provision of the organizational or governing documents of Purchaser or Merger Subsidiary, as applicable; (ii) conflict with or result in a violation or breach of any Law applicable to Purchaser or Merger Subsidiary, or any of their respective properties or assets; (iii) conflict with, result in a violation or breach of, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination, modification or cancellation of or a right of termination, modification or cancellation under, or accelerate the performance required under, any Contract to which Purchaser or Merger Subsidiary is a party, or by which Purchaser or Merger Subsidiary or any of their respective properties or assets may be bound or affected; or (iv) result in the creation of any Lien upon any of the properties or assets of Purchaser or Merger Subsidiary, except, in the case of clauses (ii), (iii) and (iv) above, for such conflicts, violations, breaches, losses of benefits, defaults, events, terminations, rights of termination or cancellation, accelerations or Lien creations as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 4.4.    Broker’s Fees. None of Purchaser nor any of its Affiliates, nor any of its officers or directors on behalf of Purchaser or any of its Affiliates, has employed any financial advisor, broker or finder in a manner that would result in any Liability for the Company for any broker’s fees, commissions or finder’s fees in connection with any of the Transactions if the Closing does not occur.
Section 4.5.    Availability of Funds. Purchaser has, or shall have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable Purchaser to pay the Estimated Purchase Price payable at the Closing; to make payment of all fees, costs and expenses required to be paid by Purchaser at the Closing in connection with the Transactions; and to make payment of all other amounts payable under any other agreements contemplated herein to which Purchaser is or will be a party.
Section 4.6.    Seller’s Representations. Purchaser hereby agrees and acknowledges that: (a) other than the representations and warranties set forth in ARTICLE III, none of the Company or the Company’s Representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Company, including as to (i) merchantability or fitness for any particular use or purpose; (ii) the operation of the Company; or (iii) the probable success or profitability of the Company after the Closing; and (b) other than the indemnification obligations of the Stockholders set forth in ARTICLE IX, none of the Stockholders, the Stockholders’ Affiliates, or any of the Stockholders or the Stockholders’ Affiliates or any of the Stockholders of the Stockholders’ Affiliates’ respective Representatives will have or be subject to any liability or indemnification, reimbursement or other obligation to or remedy in favor of Purchaser or any other Person resulting from the distribution to Purchaser, Purchaser’s Affiliates, or Purchaser’s or Purchaser’s Affiliates respective Representatives of, or Purchaser’s use of, any information relating to the Company, including any information, documents or material Made Available to Purchaser, whether orally or in writing, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Purchaser or in any other form in contemplation of any of the Transactions. Nothing in this Section 4.6 shall be deemed to waive, modify or limit Purchaser’s remedy in the event of common law fraud or intentional misrepresentation by the Company or the Stockholders.
ARTICLE V
PRE-CLOSING COVENANTS
Section 5.1.    Conduct of Business.
(a)    During the period from the date of this Agreement to the earlier of the Closing and the date this Agreement is terminated in accordance with Article X (the “Interim Period”), except: (A) as set forth in Section 5.1(a) of the Disclosure Schedule; (B) as expressly required by this Agreement; or (C) with the prior written consent of Purchaser, the Company shall:
(i)    conduct its business only in the ordinary course of business consistent with past practice and substantially in the same manner as currently conducted;
(ii)    maintain and preserve intact its business organization, assets and properties and its existing relationships with and goodwill of those having business relationships with the Company; and
(iii)    use commercially reasonable efforts to retain the services of its present officers and employees.
(b)    Without limiting the generality of Section 5.1(a), during the Interim Period, except: (A) as set forth in Section 5.1(b) of the Disclosure Schedule; (B) as expressly required by this Agreement; or (C) with the prior written consent of Purchaser, the Company shall not:
(i)    amend the Certificate of Incorporation or Bylaws;
(ii)    sell, transfer, assign, convey, lease, license or otherwise dispose of any of the properties or assets of the Company (or any interest therein), other than inventory or supplies sold or used in the ordinary course of business consistent with past practice;
(iii)    mortgage, pledge or subject to any Lien any portion of the assets or properties of the Company;
(iv)    (A) acquire (by merging or consolidating with, or by purchasing a substantial portion of the properties or assets of) any business or any corporation, partnership or other business organization or any division thereof, or (B) purchase or otherwise acquire any material amount of assets from any Person;
(v)    make any capital expenditures or commitments therefor, except in the ordinary course of business consistent with past practice;
(vi)    make any loan, advance or capital contribution to, or investment in, any Person, other than advancement of expenses to employees of the Company in the ordinary course of business consistent with past practice;
(vii)    (A) create or incur, or offer, place or arrange, any Indebtedness; (B) cancel, release or assign any Indebtedness owed to the Company; or (C) assume, guarantee or endorse, or otherwise become responsible for, the indebtedness of any other Person;
(viii)    (A) sell, issue, grant, mortgage, pledge, subject to any Lien, transfer or otherwise dispose of: (1) any shares of Company Capital Stock or other equity interests or securities of the Company; or (2) any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Company Capital Stock or other equity interests or securities of the Company; (B) sell, issue or grant any options, warrants, puts, calls, subscriptions, commitments or other rights of any character relating to the issuance, sale, purchase, conversion, exchange, registration, voting or transfer of any shares of Company Capital Stock or other equity interests of the Company, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Company Capital Stock or other equity interests or securities of the Company; (C) redeem, repurchase or otherwise acquire any shares of Company Capital Stock or other equity interests or securities of the Company; or (D) combine, split, subdivide or reclassify any shares of Company Capital Stock or other equity interests or securities of the Company;
(ix)    declare, set aside for payment, make or pay any dividend, distribution or other capital return, payable in cash, stock, property or otherwise, in respect of any shares of Company Capital Stock or other equity interests or securities of the Company;
(x)    except as required by applicable Law or the terms of any Benefit Plan in effect as of the date hereof: (A) increase the compensation payable or to become payable to, or change any of the benefits provided or to be provided to, any employee, director, officer, independent contractor or consultant of the Company other than in the ordinary course of business consistent with past practice; (B) grant, commit to pay or increase the rate or terms of any retention, severance, change of control or termination pay to any employee, director, officer, independent contractor or consultant of the Company; (C) amend or accelerate the payment, right to payment, or vesting of any compensation or benefits; (D) terminate, renew, modify or amend any existing, or adopt, establish or enter into any new, Benefit Plan or employment policy relating to vacation pay, sick pay, disability coverage or severance pay, in each case with, for or in respect of any employee, director, officer, independent contractor or consultant of the Company; or (E) hire any Person to be an officer or an employee with a designation of “Vice President” or above, or elect any director of the Company;
(xi)    implement or announce any plant closing, material reduction in labor force or mass lay-off;
(xii)    engage in any merger, consolidation, reorganization, recapitalization, complete or partial liquidation, dissolution or similar transaction or file a petition in bankruptcy under any provision of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(xiii)    sell, abandon, permit to lapse, fail to maintain, dispose of, license or transfer to any person any right to, or permit the imposition of any Lien on, any Company Owned Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business);
(xiv)    except as required by applicable Law: (A) make or change any material Tax election; (B) change any annual Tax accounting period; (C) adopt or change any material method of Tax accounting; (D) file any material amended Tax Return (or similar report filed by the Company); (E) enter into any Tax closing agreement; (F) settle or compromise any material Tax claim or assessment; (G) surrender any right to claim a Tax refund, offset or other reduction in liability; or (H) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;
(xv)    except as required by GAAP, make any change in its accounting methodologies, practices, estimation techniques, assumptions, principles, policies or procedures;
(xvi)    except in the ordinary course of business consistent with past practice: (A) modify its cash management activities (including the extension of trade credit, the timing of, invoicing and collection of receivables and the accrual and payment of payables and other current liabilities); or (B) modify the manner in which the books and records of the Company are maintained;
(xvii)    enter into any new line of business or abandon or discontinue any existing line of business;
(xviii)    commence, pay, discharge, settle, release, waive or compromise any pending or threatened Proceeding;
(xix)    fail to maintain in full force and effect any of the Insurance Policies;
(xx)    except in the ordinary course of business consistent with past practice: (A) enter into any Contract that, if in effect on the date hereof, would constitute a Material Contract; (B) terminate or materially amend or modify any Material Contract; (C) assign or otherwise transfer any rights or claims with respect to, or waive any term of or default under, or any Liability owing to the Company under, any Material Contract; or (D) take any action or fail to act, when such action or failure to act will cause a termination of or material breach or default under any Material Contract;
(xxi)    enter into any Contract which contains a change of control or similar provision that would require the Consent of, or a payment to, the other party or parties thereto in connection with the Transactions; or
(xxii)    enter into any Contract, or otherwise agree or commit, to take, or authorize, recommend or propose, in writing or otherwise, any of the actions prohibited by this Section 5.1(b).
Section 5.2.    Reasonable Best Efforts; Notices and Consents.
(a)    General. Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise provided in this Agreement, and without limiting the obligations of the parties under Section 5.2(c), each of the parties hereto agrees to cooperate with each other and to use (and to cause its Representatives to use) reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable after the date of this Agreement.
(b)    Notices and Consents. The Company shall, promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, registrations, filings and other documents, and to obtain, as promptly as practicable after the date of this Agreement, all Consents of Governmental Entities and other Persons necessary or advisable in connection with the consummation of the Transactions, including the Required Consents.
Section 5.3.    Access to Information.
(a)    During the Interim Period, the Company shall: (i) afford Purchaser and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, offices, properties (including the Leased Real Property), assets, book and records, Contracts and other documents and data of or related to the Company; (ii) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Company as Purchaser or any of its Representatives may reasonably request; and (iii) instruct their respective Representatives to cooperate with Purchaser in its investigation of the Company; provided, however, that such access shall not unreasonably interfere with the ongoing business or operations of the Company.
(b)    Any information provided to or obtained by Purchaser or its Representatives pursuant to Section 5.3(a) shall be subject to the terms of, and the restrictions contained in, the Confidentiality Agreement.
Section 5.4.    Notice of Certain Events.
(a)    During the Interim Period, the Company shall promptly notify Purchaser in writing of: (i)  any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement which, if not cured, would reasonably be expected to cause any of the conditions to Closing set forth in Article VIII not to be satisfied; (ii) any written or, to the Company’s Knowledge, oral notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (iv) any written or, to the Company’s Knowledge, oral notice from any Governmental Entity in connection with the Transactions; or (v) any Proceeding commenced or, to the Company’s Knowledge, threatened against, relating to, involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.9 of this Agreement or that relates to the consummation of the Transactions.
(b)    In no event shall the delivery of any notice by the Company pursuant to this Section 5.4: (i) limit or otherwise affect the rights, obligations, representations, warranties, covenants or agreements of Purchaser or the conditions to the obligations of the parties under this Agreement; or (ii) be deemed to amend or supplement the Disclosure Schedule or constitute an exception to any representation, warranty, covenant or agreement. In no event shall failure of the Company to deliver any notice pursuant to Section 5.4(a)(i) regarding a breach of representation or warranty be deemed to be a breach of a covenant under this Agreement (including for purposes of Article IX) unless Purchaser can demonstrate that such failure of delivery was the result of common law fraud by the Company.
Section 5.5.    Exclusive Dealing. During the Interim Period, the Company shall not take and shall not authorize, encourage or instruct any of their Representatives or any Representatives of the Company to take any action to: (a) solicit, initiate or encourage the making, submission or announcement of any indication of interest, inquiry, proposal or offer from any Person (other than Purchaser or its Representatives) relating to an Acquisition Transaction; (b) encourage, initiate, participate in or engage in any discussions, negotiations or other communications regarding an Acquisition Transaction; (c) execute, enter into or become bound by any letter of intent or other Contract with any Person (other than Purchaser or its Representatives) relating to or in connection with an Acquisition Transaction; (d) provide any information to any Person (other than Purchaser or its Representatives) concerning an Acquisition Transaction; or (e) entertain or accept any proposal or offer from, cooperate in any way with, or facilitate or encourage any effort or attempt by any Person (other than Purchaser or its Representatives) relating to an Acquisition Transaction. The Company shall, and shall instruct its Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Purchaser and its Representatives) conducted heretofore with respect to any Acquisition Transaction. Within two (2) Business Days following the date hereof, the Company or a Representative of the Company shall instruct any such Person to return or destroy all nonpublic information provided to such Person in connection with such Person’s consideration of any Acquisition Transaction in accordance with the confidentiality agreements entered into between the Company and any such Person. The Company shall promptly (but in any event within twenty-four (24) hours of receipt thereof) notify Purchaser in writing of any indication of interest, inquiry, proposal, offer or request for information relating to an Acquisition Transaction that is received by the Company during the Interim Period, which notice shall include (to the extent legally permitted): (i) the identity of the Person making or submitting such indication of interest, inquiry, proposal, offer or request, and the terms and conditions thereof; and (ii) a summary of material terms.
Section 5.6.    Termination of Affiliate Agreements. At or prior to the Closing, the Company shall terminate all Affiliate Agreements, other than: (a) any Affiliate Agreement the continuation of which Purchaser has requested; and (b) any Affiliate Agreement which Purchaser has approved in writing to not be so terminated (collectively, the “Continuing Affiliate Agreements”).
ARTICLE VI
POST-CLOSING COVENANTS
Section 6.1.    Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees that, from time to time after the Closing, at the request of the other party or parties, they shall execute and deliver, or cause to be executed and delivered, to the other party or parties such further documents or instruments of any kind and take, or cause to be taken, such other actions as may be necessary, proper or advisable to carry out any of the provisions of this Agreement or the Transactions.
ARTICLE VII
TAX MATTERS
Section 7.1.    Transfer Taxes. Purchaser and the Stockholders shall each be responsible for fifty percent (50%) of all transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) and all such reasonable costs (including accounting and legal fees) associated with filing all Tax Returns related to transfer Taxes imposed on the Company or any Stockholder in connection with this Agreement (“Transfer Taxes”). Transfer Taxes described in the foregoing sentence shall be paid to the relevant Governmental Entity when due by the party which is legally responsible in the first instance under applicable Law for paying such Transfer Taxes, and such party shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes. The other party shall, not more than ten (10) days after receiving reasonably satisfactory evidence of the payment of such Transfer Taxes, remit payment in the amount of its share of such Transfer Taxes to the filing party. The parties shall reasonably cooperate with each other in the preparation, execution, and filing of all Tax Returns, questionnaires, applications or other documents regarding any such Transfer Taxes.
Section 7.2.    Cooperation on Tax Matters. Purchaser, the Company and the Stockholders’ Representative shall fully cooperate, to the extent reasonably requested by the other party, with respect to the filing of Tax Returns, filing of Tax elections, and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and provision of records and information relevant to such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information. Purchaser, the Company and the Stockholders’ Representative agree to retain records with respect to Tax matters pertinent to the Company until the expiration of the relevant statute of limitations. Purchaser, the Company and the Stockholders’ Representative further agree to use their best efforts to obtain any certificate or other document from any Governmental Entity as may be necessary to mitigate, reduce or eliminate any Tax that may be imposed. Notwithstanding anything to the contrary in this Agreement, the Stockholders’ Representative shall have no obligation to prepare or file any Tax Returns.
Section 7.3.    Tax Contests. Purchaser, the Company and the Stockholders’ Representative shall promptly notify each other upon receipt of any written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”); provided, that the failure by any party to so notify within such period shall not impair that party’s rights under this Agreement except to the extent that such failure shall have prejudiced the other party. Purchaser shall control the contest or resolution of any Tax Matter; provided, however, that Purchaser shall keep Stockholders’ Representative reasonably informed regarding the Tax Matter and obtain the prior written consent of Stockholders’ Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of the Tax Matter or ceasing to defend the Tax Matter; and, provided further, that Stockholders’ Representative shall be entitled to participate in the defense of the Tax Matter and to employ counsel of his choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Stockholders’ Representative on behalf of the Stockholders.
Section 7.4.    Tax Sharing Agreements. All Tax sharing agreements or similar agreements between the Company, on the one hand, and any of the Stockholders and their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder, other than commercial contracts in the ordinary course of business that do not primarily relate to Tax.
Section 7.5.    Allocations of Taxes in Straddle Period. For purposes of determining the amount of Taxes allocable to the portion of the Straddle Period ending on (and including) the Closing Date, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of the Straddle Period ending on (and including) the Closing Date shall: (a) in the case of any Taxes other than the Taxes based upon or related to income, receipts or sales, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period; and (b) in the case of any Tax based upon or related to income, receipts or sales be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.
Section 7.6.    Post-Closing Actions. Purchaser shall not, and shall cause its Affiliates not to, without the prior written consent of the Stockholders’ Representative, (a) amend any Tax Return, (b) make, change or revoke any Tax election, file any Tax Return in a jurisdiction in which Tax Returns have not previously been filed by that entity, (c) initiate or enter into any voluntary disclosure agreement or similar agreements, (d) extend any applicable statute of limitations or take any other similar action outside the ordinary course of business, in each case with respect to the Company and relating to any Pre-Closing Tax Period or Straddle Period, to the extent that doing so could increase the liability of the Stockholders for Taxes under this Agreement. Purchaser shall not, and shall cause its Affiliates not to, without the prior written consent of the Stockholders’ Representative, make an election under Section 338 or Section 336 of the Code with respect to the transactions contemplated by this Agreement.
Section 7.7.    Conflict. In the event of any conflict or overlap between the provisions of this Article VII and Article IX, the provisions of this Article VII shall control.
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.1.    Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any or all of which may be waived, in whole or in part, by Purchaser:
(a)    Representations and Warranties. Each of the Fundamental Representations made by the Company in Article III of this Agreement that are qualified by materiality (including by a Material Adverse Effect qualifier) shall be true and correct in all respects, and each of the other representations and warranties made by the Company in Article III of this Agreement shall be true and correct in all material respects, in each case at and as of the date of this Agreement and at and as of the Closing as though such representation or warranty was made at and as of such time, except for those representations and warranties that address matters as of a particular date (in which case such representations and warranties shall be true and correct in the manner set forth in this Section 8.1(a) as of such particular date).
(b)    Performance of Covenants. The Company shall have duly performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by the Company at or prior to the Closing.
(c)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.
(d)    Certificate. Purchaser shall have received a certificate signed by the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 8.1(a), (b) and (c) have been satisfied.
(e)    Absence of Illegality; No Proceedings.
(i)    No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction and remain in effect that makes consummation of the Transactions illegal or otherwise prohibits consummation of the Transactions, and no Order shall have been issued by any Governmental Entity of competent jurisdiction and be in effect precluding, restraining, enjoining or prohibiting consummation of the Transactions.
(ii)    No Proceeding shall have been filed by any Governmental Entity in any court of competent jurisdiction seeking to restrain, materially delay or prohibit the consummation of any of the Transactions nor, to the Company’s Knowledge, shall any such Proceeding has been overtly threatened by any Governmental Entity.
(f)    Employment Agreements. Each of the Key Employees shall have executed and delivered to Purchaser the applicable Employment Agreement, each Key Employee shall continue to be employed by the Company as of the Closing, and no Key Employee shall have given notice or other indication that such employee is not willing or otherwise does not intend to be employed by the Company or Purchaser following the Closing.
(g)    Restrictive Covenant Agreements. Each Restrictive Covenant Agreement shall be in full force and effect without modification, alteration, rescission or suspension of any kind.
(h)    Sellers’ Agreement. Each Sellers’ Agreement shall be in full force and effect without modification, alteration, rescission or suspension of any kind.
(i)    Subsidiary transfers. Documents evidencing the transfer of all equity interests of all subsidiaries of the Company shall have been executed in forms reasonably acceptable to Purchaser.
(j)    Closing Deliveries. The Company shall have made, or stand ready at the Closing to make, the deliveries required to be made by the Company pursuant to Section 2.11(a).
Section 8.2.    Conditions to Obligation of the Company. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any or all of which may be waived, in whole or in part, by the Company:
(a)    Representations and Warranties. Each of the representations and warranties made by Purchaser in Sections 4.1 (Corporate Organization), 4.2 (Authority) and 4.4 (Broker’s Fees) of this Agreement and each of the representations and warranties made by Purchaser in Article IV of this Agreement that are qualified by materiality shall be true and correct in all respects, and each of the other representations and warranties made by Purchaser in Article IV of this Agreement shall be true and correct in all material respects, in each case at and as of the date of this Agreement and at and as of the Closing as though such representation or warranty was made at and as of such time, except for those representations and warranties that address matters as of a particular date (in which case such representations and warranties shall be true and correct in the manner set forth in this Section 8.2(a) as of such particular date).
(b)    Performance of Covenants. Purchaser shall have duly performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing.
(c)    Certificate. The Company shall have received a certificate signed by an executive officer of Purchaser, dated the Closing Date, to the effect that the conditions set forth in Sections 8.2(a) and (b) have been satisfied.
(d)    Absence of Illegality; No Proceedings.
(i)    No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction and remain in effect that makes consummation of the Transactions illegal or otherwise prohibits consummation of the Transactions, and no Order shall have been issued by any Governmental Entity of competent jurisdiction and be in effect precluding, restraining, enjoining or prohibiting consummation of the Transactions.
(ii)    No Proceeding shall have been filed by any Governmental Entity in any court of competent jurisdiction seeking to restrain, materially delay or prohibit the consummation of any of the Transactions nor, to the knowledge of Purchaser, shall any such Proceeding has been overtly threatened by any Governmental Entity.
(e)    Employment Agreements. Purchaser shall, or shall have caused an Affiliate of Purchaser to have, executed and delivered to each of the Key Employees the applicable Employment Agreement and neither the Purchaser, nor any of its Affiliates shall have given written notice of an intention to terminate his or her employment.
(f)    Closing Deliveries. Purchaser shall have made, or stand ready at the Closing to make, the deliveries required to be made by Purchaser pursuant to Section 2.11(b).
ARTICLE IX
SURVIVAL AND INDEMNIFICATION
Section 9.1.    Survival of Representations and Covenants.
(a)    General Survival. Subject to Section 9.1(b), Section 9.1(c) and Section 9.1(f), the representations and warranties made by the Company in this Agreement shall survive the Closing until (and no Indemnitee may bring a claim for indemnification regarding a breach of any such representations or warranties after) the date that is the one year anniversary of the Closing Date (the “General Survival Date”); provided, however, that if, at any time on or prior to the General Survival Date, any Indemnitee delivers to the Stockholders’ Representative a Notice of Claim pursuant to and in compliance with Section 9.6, then the claim for recovery specified in such Notice of Claim shall survive the General Survival Date until such time as such claim is fully and finally resolved pursuant to this Article IX.
(b)    Specified Representations. Subject to Section 9.1(f) and notwithstanding anything to the contrary contained in Section 9.1(a), the Specified Representations shall survive the Closing until (and no Indemnitee may bring a claim for indemnification regarding a breach of any such representations or warranties after) the three year anniversary of the Closing Date (the “Specified Survival Date”); provided, however, that if, at any time on or prior to the Specified Survival Date, any Indemnitee delivers to the Stockholders’ Representative a Notice of Claim pursuant to and in compliance with Section 9.6, then the claim for recovery specified in such Notice of Claim shall survive the Specified Survival Date until such time as such claim is fully and finally resolved pursuant to this Article IX.
(c)    Fundamental Representations. Subject to Section 9.1(f) and notwithstanding anything to the contrary contained in Section 9.1(a), the Fundamental Representations shall survive the Closing until (and no Indemnitee may bring a claim for indemnification regarding a breach of any such representations or warranties after) the date that is thirty (30) days following the expiration of the statute of limitations applicable to the Indemnitees’ right of recovery for the inaccuracy in or breach thereof (including any waiver, extension or mitigation thereof); provided, however, that if, at any time on or prior to the date that is thirty (30) days following the expiration of the applicable statute of limitations (including any waiver, extension or mitigation thereof), any Indemnitee delivers to the Stockholders’ Representative a Notice of Claim pursuant to Section 9.6, then the claim for recovery specified in such Notice of Claim shall survive the expiration date until such time as such claim is fully and finally resolved pursuant to this Article IX.
(d)    Purchaser Representations. All representations and warranties made by Purchaser shall terminate and expire at the Closing, and any liability of Purchaser with respect to such representations and warranties shall thereupon cease; provided, however, that Sections 4.5 and 4.6 shall survive the Closing until the applicable statute of limitations.
(e)    Survival of Covenants. All covenants and agreements of the parties hereto contained herein shall survive the Closing until fully performed or complied.
(f)    Intentional Misrepresentation and Common Law Fraud. The limitations set forth in Sections 9.1(a) 9.1(b) and 9.1(c) shall not apply to any claim arising from common law fraud or intentional misrepresentation by the Company or by a Stockholder, which shall survive the Closing indefinitely (subject to the limitations specified in Section 9.3(c)).
Section 9.2.    Indemnification by the Stockholders.
(a)    Indemnification. From and after the Closing (but subject to Section 9.1 and Section 9.3), the Stockholders, severally but not jointly, in accordance with each Stockholder’s respective Pro Rata Share, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees (regardless of whether or not such Damages relate to any Third Party Claim) and which arise from or as a result of:
(i)    any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;
(ii)    any breach of any covenant or other obligation of or to be performed by the Company prior to the Closing pursuant to this Agreement;
(iii)    any Liability (including by way of transferee liability) arising out of: (A) the determination, assessment or collection of any Tax of or owed by the Company in respect of any Pre-Closing Tax Period and any Tax attributes allocable to any Pre-Closing Tax Period; (B) the determination, assessment or collection of any Tax that is a social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount or employee insurance owed by the Company as a result of any payments made to any Stockholder pursuant to this Agreement; (C) the determination, assessment or collection of any Tax of or owed by any Stockholder (including capital gains Taxes arising as a result of the Transactions) or any of his, her or its Affiliates (excluding the Company); (D) the determination, assessment or collection of any Tax for which the Company (or any predecessor of the Company) is held liable under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date (other than a consolidated, affiliated, combined or unitary group of which Purchaser is a member); and (E) the determination, assessment or collection of any Tax imposed on or payable by third parties with respect to which the Company has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing; and
(iv)    the amount of any Change of Control Payment, any Company Transaction Expenses or any Indebtedness remaining unpaid at the Closing and not accounted for in the calculation of the Final Purchase Price (but only after there has been a determination of the Final Purchase Price pursuant to Section 2.10).
(b)    Damage to Purchaser. The parties acknowledge and agree that, if after the Closing the Company suffers or incurs any Damages as a result of any inaccuracy in or breach of any representation, warranty, covenant or other item that is indemnifiable under Section 9.2(a), then (without limiting any of the rights of the Company as an Indemnitee) Purchaser shall also be deemed, by virtue of its ownership of the capital stock of the Company after the Closing, to have incurred Damages as a result of and in connection with such inaccuracy or breach.
(c)    Deductions from Holdback Amount. For so long as any portion of the Holdback Amount is retained by the Purchaser and is available to satisfy indemnification obligations under this Article IX (any such remaining amount, the “Holdback Remainder”), the Indemnitees will recover any Damages recoverable under this Article IX from the Holdback Remainder first and shall not recover any Damages directly from the Stockholders until the Holdback Remainder is exhausted. To the extent that indemnifiable Damages hereunder exceed the Holdback Remainder, if any, then, subject to the limitations in Section 9.3 (including Section 9.3(c) regarding claims for common law fraud or intentional misrepresentation), each Stockholder, severally and not jointly, shall be liable for and shall promptly pay (and in any event within ten Business Days after receipt by such Stockholder of a written notice from the Stockholders’ Representative that indemnifiable Damages are due by such Stockholder in accordance with the terms of this Agreement) to the Indemnitees their respective Pro Rata Share of such excess.
Section 9.3.    Limitations.
(a)    Basket.
(i)    The Stockholders shall not be required to make any indemnification payment pursuant to Section 9.2(a)(i) until such time as the total amount of all Damages that have been suffered or incurred by any one or more of the Indemnitees, exceeds $250,000 (the “Basket Amount”) in the aggregate. Once the total amount of such Damages exceeds the Basket Amount, then the Indemnitees shall be entitled to be indemnified and held harmless against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Basket Amount.
(ii)    The limitation set forth in Section 9.3(a)(i) shall not apply (and shall not limit the indemnification or other obligations of the Stockholders): (A) in the event of intentional misrepresentation or common law fraud committed by the Company or by any Stockholder; (B) to inaccuracies in or breaches of any of the Fundamental Representations, or (C) to inaccuracies in or breaches of any of the Specified Representations.
(b)    Liability Cap for Breaches of Representations and Warranties; Covenants and Other Matters. Recourse by the Indemnitees for any and all indemnification claims pursuant to Section 9.2(a)(i) shall be limited to an aggregate amount equal to the Holdback Amount; provided, however, that the limitation set forth in this Section 9.3(b) shall not apply (and shall not limit the indemnification obligations of the Stockholders): (i) in the event of intentional misrepresentation or common law fraud by the Company or any Stockholder; (ii) to inaccuracies in or breaches of any of the Fundamental Representations; or (iii) to inaccuracies in or breaches of any of the Specified Representations.
(c)    Liability Cap for Breaches of Representations and Warranties; Covenants and Other Matters. Except in the event of intentional misrepresentation or common law fraud committed by the Company or a Stockholder, in no event will the total amount of Damages for which any Stockholder may be liable to the Indemnitees under this Article IX (or for any other claims or matters arising from or related to the interpretation or enforcement of this Agreement) exceed the Pro Rata Share of the Purchase Price actually received by such Stockholder; provided, however, that in the event of intentional misrepresentation or common law fraud committed by any Stockholder or the Company, only the Stockholders that are Key Employees may be liable for Damages in excess of the Pro Rata Share of the Purchase Price actually received by such Stockholder. For purposes of clarity, in the event of intentional misrepresentation or common law fraud by any Stockholder or the Company, each Stockholder that is not a Key Employee shall not be liable for Damages in excess of the Pro Rata Share of the Purchase Price actually received by such Stockholder, and in no event will any Stockholder be liable for any intentional misrepresentation or common law fraud committed by any other Stockholder. For the avoidance of doubt, in the event of intentional misrepresentation or common law fraud by any Stockholder or the Company, the Key Employees shall be liable for the aggregate amount of Damages in excess of what the other Stockholders are liable for pursuant to this Article IX (the “Excess Damages Related to Fraud”), and each Key Employee shall be liable for a portion of the Excess Damages Related to Fraud determined by the Pro Rata Share of such Key Employee as compared to the Pro Rata Share of all Key Employees.
(d)    Qualifications. For purposes of Section 9.2(a), with respect to each representation or warranty contained in this Agreement that is subject to a “materiality,” “material,” “Material Adverse Effect,” “in all material respects” or similar qualification (but not including knowledge, Company’s Knowledge or Knowledge of the Company), any such qualification shall be disregarded for purposes of calculating the amount of any Damages that is subject to indemnification hereunder (but such qualifications shall be taken into account in determining whether a breach or inaccuracy has occurred).
(e)    Representations Not Limited. The Stockholders agree that the Indemnitees’ rights to indemnification, compensation and reimbursement contained in this Article IX relating to the representations, warranties and covenants of the Company or other items that are indemnifiable under Section 9.2(a) are part of the basis of the bargain contemplated by this Agreement; and such representations, warranties, covenants and other items, and the rights and remedies that may be exercised by the Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Indemnitees shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any knowledge on the part of any of the Indemnitees or any of their Representatives, regardless of whether obtained through any investigation by any Indemnitee or any Representative of any Indemnitee or through disclosure by any Stockholder or any other Person (other than by specific inclusion in the Disclosure Schedule), and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.
(f)    Calculation. The amount of any Damages subject to indemnification shall be calculated net of (i) any insurance proceeds received by any Indemnitee on account of such Damages and/or (ii) any indemnification paid by any third party, in each case less any costs expenses, premiums actually paid or incurred in connection therewith (including but not limited to any future increase in insurance premiums, retroactive premiums, costs associated with any loss of insurance and replacement thereof or self-insured component of such insurance coverage). The Indemnitees shall use commercially reasonable efforts to seek recovery under any insurance policies that may cover any Damages. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be promptly delivered by Purchaser (or its agent) to the Stockholders based on each Stockholder’s Pro Rata Share in accordance with the instructions of the Stockholders’ Representative. The Indemnitee shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to bring indemnity claims against any third party that has an indemnification obligation to either of them with respect to any Damages. The existence of a claim by an Indemnitee for insurance proceeds or against a third party in respect of any Damages shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article IX and otherwise determined to be due and owing by the Stockholders; rather, the Stockholders shall make payment in full of such amount so determined to be due and owing by it against a concurrent written assignment by the Indemnitee to the Stockholders’ Representative of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to assist the Stockholders’ Representative in recovering or to recover on behalf of the Stockholders, any insurance proceeds to which the Stockholders are entitled with respect to any Damages as a result of such assignment.
Section 9.4.    No Contribution. Each Stockholder waives, and each Stockholder acknowledges and agrees that such Stockholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against Purchaser or the Company in connection with any indemnification obligation to which such Stockholder may become subject pursuant to this Article IX. Effective as of the Closing, each Stockholder expressly waives and releases any and all rights of subrogation, contribution, advancement, indemnification or other claim against Purchaser or the Company with respect to any such indemnification obligation pursuant to this Article IX.
Section 9.5.    Defense of Third Party Claims.
(a)    In the event of the assertion or commencement by any Person, other than a party hereto, of any claim or Proceeding (whether against the Company, Purchaser or any other Person) with respect to which the Stockholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article IX (a “Third Party Claim”), Purchaser shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own with counsel reasonably satisfactory to the Stockholders’ Representative. If Purchaser so proceeds with the defense of any such Third Party Claim:
(i)    only to the extent that a final determination has been made that an Indemnitee is entitled to indemnification pursuant to Section 9.6, the actual and reasonable out-of-pocket expenses relating to the defense of such Third Party Claim shall be borne and paid by the Stockholders;
(ii)    the Stockholders’ Representative shall make available to Purchaser any documents and materials in his and in the Company’s possession or control that may be necessary to the defense of such Third Party Claim; and
(iii)    Purchaser may not settle, adjust or compromise such Third Party Claim without the consent of the Stockholders’ Representative (it being understood that if Purchaser requests that the Stockholders’ Representative consent to a settlement, adjustment or compromise, the Stockholders’ Representative shall not unreasonably withhold or delay such consent).
(b)    If Purchaser does not elect to proceed with the defense of any such Third Party Claim, the Stockholders’ Representative shall proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to Purchaser; provided, however, that the Stockholders’ Representative may not settle, adjust or compromise any such Third Party Claim without the prior written consent of Purchaser (which consent may not be unreasonably withheld or delayed). Purchaser shall give the Stockholders’ Representative prompt notice of the commencement of any such Third Party Claim against any Indemnitee; provided, however, that any failure on the part of Purchaser to so notify the Stockholders’ Representative shall not limit any of the obligations of the Stockholders under this Article IX (except to the extent such failure materially prejudices the defense of such Third Party Claim).
Section 9.6.    Indemnification Claim Procedure.
(a)    If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Article IX, such Indemnitee shall deliver a notice of claim prior to the expiration of the applicable claim survival period (a “Notice of Claim”) to Stockholders’ Representative. Each Notice of Claim shall: (i) state that such Indemnitee believes in good faith that such Indemnitee is or may be entitled to indemnification, compensation or reimbursement under this Article IX; (ii) contain a reasonably detailed description of the facts and circumstances supporting Indemnitee’s claim; and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Damages (estimated in good faith) that Indemnitee believes have arisen and may arise as a result of such facts and circumstances (the “Claimed Amount”).
(b)    During the twenty (20) Business Day period commencing upon delivery by an Indemnitee to Stockholders’ Representative of a Notice of Claim (the “Claim Dispute Period”), Stockholders’ Representative may deliver to the Indemnitee that delivered the Notice of Claim a written response (the “Response Notice”) in which Stockholders’ Representative: (i) agrees that the full Claimed Amount is owed to the applicable Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (such agreed portion, the “Agreed Amount”) is owed to the applicable Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the applicable Indemnitee. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting Stockholders’ Representative’s claim that only a portion or no part of the Claimed Amount is owed to such Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if Stockholders’ Representative asserts in the Response Notice that no part of the Claimed Amount is owed to Indemnitee) is referred to in this Agreement as the “Contested Amount”. If no Response Notice is delivered prior to the expiration of the Claim Dispute Period, then Stockholders’ Representative shall be conclusively deemed to have agreed that the full Claimed Amount is owed to Indemnitee.
(c)    If: (i) Stockholders’ Representative delivers a Response Notice agreeing that the full Claimed Amount is owed to Indemnitee; or (ii) Stockholders’ Representative does not deliver a Response Notice during the Claim Dispute Period, then: (x) if the Then Remaining Holdback Amount (as defined below) as of the date of the delivery of such Response Notice or the expiration date of the Claim Dispute Period is greater than or equal to the Claimed Amount, the Then Remaining Holdback Amount shall be adjusted pursuant to the formula set forth as the definition of the “Then Remaining Holdback Amount” below; but (y) if the Then Remaining Holdback Amount (as defined below) as of the date of delivery of such Response Notice or the expiration date of the Claim Dispute Period is less than the Claimed Amount, the Stockholders’ Representative shall provide written notice thereof to each Stockholder, and each Stockholder shall pay to the applicable Indemnitee, within five (5) Business Days following the receipt by such Stockholder of such written notice, such Stockholder’s Pro Rata Share of the amount by which the Claimed Amount exceeds the Then Remaining Holdback Amount. The “Then Remaining Holdback Amount” as of a particular date shall be the amount by which the Holdback Amount exceeds the sum of: the aggregate of all amounts deemed or determined to be due and owing to the Indemnitees pursuant to this Section 9.6 prior to such date and the aggregate amount deemed or determined to be due and owing to the Purchaser pursuant to Section 2.10(d)(ii).
(d)    If Stockholders’ Representative delivers a Response Notice during the Claim Dispute Period specifying that less than the full Claimed Amount is owed to Indemnitee, then: (x) if the Then Remaining Holdback Amount as of the date of the delivery of such Response Notice is greater than or equal to the Agreed Amount, the Then Remaining Holdback Amount shall be adjusted pursuant to the formula set forth as the definition of the “Then Remaining Holdback Amount”; but (y) if the Then Remaining Holdback Amount as of the date of delivery of such Response Notice is less than the Agreed Amount, the Stockholders’ Representative shall provide written notice thereof to each Stockholder, and each Stockholder shall pay to the applicable Indemnitee, within five (5) Business Days following the receipt by such Stockholder of such written notice, such Stockholder’s Pro Rata Share of the amount by which the Agreed Amount exceeds the Then Remaining Holdback Amount.
(e)    If Stockholders’ Representative delivers a Response Notice during the Claim Dispute Period indicating that there is a Contested Amount, Stockholders’ Representative and Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If Indemnitee and Stockholders’ Representative resolve such dispute, a settlement agreement stipulating the amount owed to Indemnitee (the “Stipulated Amount”) shall be signed by Indemnitee and Stockholders’ Representative. If the Then Remaining Holdback Amount as of the date of the delivery of such Response Notice is greater than or equal to the Stipulated Amount, the Then Remaining Holdback Amount shall be adjusted pursuant to the formula set forth as the definition of the “Then Remaining Holdback Amount.” If the Then Remaining Holdback Amount as of the date of such settlement agreement is less than the Stipulated Amount, then the Stockholders’ Representative shall provide written notice thereof to each Stockholder, and each Stockholder shall pay to the applicable Indemnitee, within five (5) Business Days following the receipt by such Stockholder of such written notice, such Stockholder’s Pro Rata Share of the amount by which the Stipulated Amount exceeds the Then Remaining Holdback Amount.
(f)    In the event that there is a dispute relating to any Notice of Claim or any Contested Amount (whether it is a matter between any Indemnitee, on the one hand, and Stockholders’ Representative, on the other hand, or it is a matter that is subject to a Third Party Claim brought against any Indemnitee) that remains unresolved after thirty (30) days of receipt by Indemnitee of Stockholders’ Representative’s Response Notice and application of the terms of this Section 9.6, such dispute shall be settled in accordance with Section 11.11 hereof.
(g)    Subject to Section 2.12, Purchaser shall pay, or cause to be paid, to the Stockholders (on a Pro Rata Share basis), within three (3) Business Days after the date that is the one-year anniversary of the Closing Date (such date, the “Holdback Release Date”), the amount, if any, by which the Then Remaining Holdback Amount, as of the Holdback Release Date, exceeds the aggregate amount, as of the Holdback Release Date, of the Claimed Amounts and Contested Amounts associated with all indemnification claims contained in any Notice of Claim that have not been finally resolved and paid on or prior to the Holdback Release Date in accordance with this Section 9.6 (each, an “Unresolved Claim”). The portion of the Holdback Amount that is retained by Purchaser following the Holdback Release Date with respect to any Unresolved Claims will be referred to as the “Retained Amount.”
(h)    Following the Holdback Release Date, if an Unresolved Claim is finally resolved, then Purchaser shall pay, or cause to be paid, to the Stockholders (on a Pro Rata Share basis), within three (3) Business Days after the final resolution of such Unresolved Claim and the delivery to Indemnitee of the amount to be delivered to Indemnitee with respect to such Unresolved Claim from the Retained Amount, if any, an amount equal to: (i) the amount by which the Retained Amount exceeds the aggregate of all amounts delivered to an Indemnitee following the Holdback Release Date upon the resolution of Unresolved Claims (such excess being referred to as the “Remaining Retained Amount”); minus (ii) the aggregate amount of the Claimed Amounts and Contested Amounts associated with all remaining Unresolved Claims; provided, however, that if the Remaining Retained Amount is less than the amount to be delivered to Indemnitee with respect to such Unresolved Claim, then the Stockholders’ Representative shall provide prompt written notice thereof to each Stockholder, and each Stockholder shall pay to the applicable Indemnitee, within three (3) Business Days following the receipt by such Stockholder of such written notice, such Stockholder’s Pro Rata Share of the amount by which the amount to be delivered to Indemnitee with respect to such Unresolved Claim exceeds the Remaining Retained Amount.
Section 9.7.    Setoff. In addition to Section 9.6, Purchaser shall have the right to withhold and deduct from any amount that is or may otherwise be owed to any Stockholder pursuant to this Agreement: (a) any amount that is payable by any Stockholder to Purchaser under Section 2.10(d) but has not yet been paid; (b) any amount that is otherwise payable by any Stockholder to any Indemnitee under this Article IX but has not yet been paid; and (c) any amount with respect to which there is a dispute as to whether such amount is payable by the Stockholders to Purchaser or any Indemnitee under this Agreement pending final determination of such dispute (including any final determination under Section 2.10 or Section 9.6).
Section 9.8.    Exercise of Remedies Other Than by Purchaser. No Indemnitee (other than Purchaser, the Company or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Purchaser, the Company or any successor thereto or assign thereof, as the case may be, shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
Section 9.9.    Exclusive Remedy. Except for specific performance or other injunctive relief, to which any party hereto may be entitled pursuant to this Agreement, after the Closing, the indemnification provided in this Article IX shall be the sole and exclusive remedy of the parties for monetary damages with respect to the subject matter of this Agreement (including for any breach by the Company of any of its representations, warranties or covenants contained in this Agreement).
Section 9.10.    Purchase Price Adjustment. For Tax purposes, any amount paid by the Stockholders pursuant to this Article IX will be treated as an adjustment to the Final Purchase Price.
ARTICLE X
TERMINATION
Section 10.1.    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:
(a)    by the mutual written consent of Purchaser and the Company;
(b)    by the Company, by written notice from the Company to Purchaser, if the Closing shall not have occurred on or before January 31, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company if the failure of the Company to fulfill any of its obligations under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(c)    by Purchaser, by written notice from Purchaser to the Company, if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to Purchaser if the failure of Purchaser to fulfill any of its obligations under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(d)    by the Company, by written notice from the Company to Purchaser, if it is not in material breach of its obligations under this Agreement and: (i) there exists a breach of or inaccuracy in any representation or warranty made by Purchaser in this Agreement such that the condition set forth in Section 8.2(a) is not capable of being satisfied; or (ii) Purchaser shall have breached any of the covenants or agreements contained in this Agreement to be complied with by it such that the condition set forth in Section 8.2(b) is not capable of being satisfied; provided, that if such breach is capable of being cured prior to the Outside Date, then the Company may not terminate this Agreement prior to the earlier of: (x) twenty (20) days after receipt of written notice thereof from the Company or (y) the Outside Date;
(e)    by Purchaser, by written notice from Purchaser to the Company, if it is not in material breach of its obligations under this Agreement and: (i) there exists a breach of or inaccuracy in any representation or warranty made by the Company in this Agreement such that the condition set forth in Section 8.1(a) is not capable of being satisfied; or (ii) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by it such that the condition set forth in Section 8.1(b) is not capable of being satisfied; provided, that if such breach is capable of being cured prior to the Outside Date, then Purchaser may not terminate this Agreement prior to the earlier of: (x) twenty (20) days after receipt of written notice thereof from Purchaser or (y) the Outside Date;
(f)    by Purchaser, by written notice from Purchaser to the Company, if, after the date of this Agreement, there shall have occurred a Material Adverse Effect; or
(g)    by Purchaser, by written notice from Purchaser to the Company, or the Company, by written notice from the Company to Purchaser, if: (i) any Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such Order or other action shall have become final and non-appealable; or (ii) any Law shall have been enacted, issued or promulgated which has the effect of making consummation of the Transaction illegal or otherwise prohibits consummation of the Transactions.
Section 10.2.    Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no further effect, and there shall be no Liability or obligation on the part of Purchaser, the Company, any of the Stockholders, the Stockholders’ Representative, any of their respective Affiliates, or any of their respective officers, directors, stockholders, managers or partners, and all rights and obligations of the parties hereunder shall cease; provided, however, that notwithstanding the foregoing: (a) the provisions of (i) the Confidentiality Agreement and (ii) this Section 10.2 and Article XI (except for Section 11.13) shall survive the termination of this Agreement and shall continue in full force and effect in accordance with their terms; and (b) nothing herein shall relieve any party hereto from liability for Damages incurred or suffered by any other party hereto as a result of any willful breach by such party of any of its covenants or other agreements set forth in this Agreement prior to the time of such termination.
ARTICLE XI
MISCELLANEOUS
Section 11.1.    Publicity. So long as this Agreement is in effect, except as otherwise required by applicable Law or to enforce the terms of this Agreement, neither the Company, nor any Affiliate of the Company shall issue or cause the publication of any press release or other public or industry announcement, statement or acknowledgment with respect to this Agreement or any of the Transactions, unless approved by Purchaser prior to release. Purchaser and its Affiliates (including, for the avoidance of doubt, the Company after the Closing) shall be permitted to issue, in their sole discretion, one or more press releases or other public or industry announcements, statements or acknowledgments with respect to this Agreement or any of the Transactions.
Section 11.2.    Amendment and Modification. Prior to or following the Closing, this Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Purchaser and the Company. After the Closing, this Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Purchaser and the Stockholders’ Representative.
Section 11.3.    Extension; Waiver. At any time prior to the Closing, the parties may: (a) extend the time for the performance of any of the obligations or other acts of any party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with any of the agreements or conditions contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof.
Section 11.4.    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) on the date of transmission, if such notice or communication is sent via facsimile or electronic mail and receipt is confirmed, at the facsimile number or email address specified in this Section 11.4, prior to 5:00 p.m., Pacific Time, on a Business Day; (b) on the first Business Day after the date of transmission, if such notice or communication is sent via facsimile or electronic mail and receipt is confirmed, at the facsimile number or email address specified in this Section 11.4 (i) at or after 5:00 p.m., Pacific Time, on a Business Day or (ii) on a day that is not a Business Day; (c) when received, if sent by nationally recognized overnight courier service; or (d) upon actual receipt by the party to whom such notice is required or permitted to be given; provided that with respect to notices delivered to the Stockholders’ Representative, such notices must be delivered solely via facsimile transmission, with confirmed receipt or via email by way of a PDF attachment thereto of an executed document. The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:
(A)    if to the Company prior to Closing to:
80 Hampton Drive
Unit #B
Venice, CA 90291
Attention:    Elliott Burris
Telephone:    (804) 837-0119
Email:    Elliott@dynasty.com
with a copy (which shall not constitute notice) to:
Hogan Lovells US LLP
4085 Campbell Avenue #100
Menlo Park, CA 94025
Attention:    Nathaniel P. Gallon
Telephone:    (650) 463 4064
Facsimile:    (650) 463-4199
Email:    ngallon@hoganlovells.com
(B)    if to Purchaser, to:
AppFolio, Inc.
50 Castilian Drive
Goleta, CA 93117
Attention:    Matthew Mazza; Ida Kane
Email:    matt.mazza@appfolio.com; ida.kane@appfolio.com
with a copy (which shall not constitute notice) to:
Stradling Yocca Carlson & Rauth, P.C.
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660
Attention:    C. Craig Carlson
Telephone:    (949) 725-4125
Facsimile:    (949) 823-5125
Email:    ccarlson@sycr.com
(C)    if to Stockholders’ Representative, to:
Fortis Advisors LLC
Attention: Notice Department
Facsimile: (858) 408-1843
Email: notices@fortisrep.com
Section 11.5.    Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.
Section 11.6.    Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein and the exhibits attached hereto): (a) constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement; provided, however, that the Confidentiality Agreement is hereby amended to automatically terminate in its entirety, effective as of the Closing; and (b) except as expressly provided herein, is not intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, benefits or remedies whatsoever.
Section 11.7.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.
Section 11.8.    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy or dispute) that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of law provisions thereof or of any other jurisdiction. Each party hereto agrees and acknowledges that the application of the Laws of the State of Delaware is reasonable and appropriate based upon the parties’ respective interests and contacts with the State of Delaware. Each of the parties waives any right or interest in having the Laws of any other state, including specifically, state Law regarding the statute of limitation or other limitations period, apply to any party’s state Law claim, controversy or dispute which in any way arises out of or relates to this Agreement or the Transactions.
Section 11.9.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto; provided, however, that without such prior written consent: (a) Purchaser may assign its rights and/or delegate its obligations under this Agreement (in whole but not in part) to any Affiliate of Purchaser (provided that no such transfer or assignment shall relieve Purchaser of its obligations hereunder or enlarge, alter or change any obligation of any party hereto or due to Purchaser); (b) any or all of the rights and interests and/or obligations of Purchaser under this Agreement: (i) may be assigned and/or delegated to any purchaser of a substantial portion of the assets of Purchaser or any of its Affiliates so long as such purchaser assumes such obligations (whereupon Purchaser shall cease to have any further liabilities or obligations hereunder); and (ii) may be assigned as a matter of law to the surviving entity in any merger, consolidation, share exchange or reorganization involving Purchaser or any of its Affiliates; and (c) Purchaser and its Affiliates shall be permitted to collaterally assign, at any time and in their sole discretion, their respective rights hereunder to any lender or lenders providing financing to Purchaser or any of its Affiliates (including any agent for any such lender or lenders) or to any assignee or assignees of such lender, lenders or agent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.
Section 11.10.    Expenses. Except as expressly set forth in this Agreement, all fees, costs and expenses incurred by any party to this Agreement or on its behalf in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses; provided, however, that Purchaser may pay any such fees, costs and expenses incurred by Purchaser or on its behalf directly or through one of its Affiliates (including the Company following the Closing).
Section 11.11.    Submission to Jurisdiction; Waiver of Jury Trial.
(a)    Each party hereto, for itself and its successors and assigns, irrevocably agrees that any Proceeding arising out of or relating to the interpretation or enforcement of any provision of this Agreement (including any indemnification dispute pursuant to Article IX) shall be brought and determined in the Court of Chancery in and for New Castle County in the State of Delaware (or, if subject matter jurisdiction in that court is not available, in any appropriate state or federal courts in New Castle County in the State of Delaware) (and no such party shall bring any Proceeding arising out of or relating to the interpretation or enforcement of any provision of this Agreement in any court other than the aforesaid courts). Each party hereto, for itself and its successors and assigns and in respect to its property, hereby irrevocably submits with regard to any such Proceeding, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereto, for itself and its successors and assigns, hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Proceeding: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) such Proceeding in any such court is brought in an inconvenient forum; (B) the venue of such Proceeding is improper; and (C) this Agreement or the subject matter hereof, may not be enforced in or by such courts.
(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH PROCEEDING; (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(b).
Section 11.12.    Construction of Agreement.
(a)    The terms and provisions of this Agreement represent the results of negotiations among the parties hereto, each of which has been represented by counsel of its own choosing, and none of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.
(b)    All references in this Agreement to Sections, Articles and Schedules without further specification are to Sections and Articles of, and Schedules to, this Agreement.
(c)    The Table of Contents and the captions in this Agreement are for convenience only and shall not in any way affect the meaning, interpretation or construction of any provisions of this Agreement.
(d)    Unless the context otherwise requires, “or” is not exclusive.
(e)    Unless the context otherwise requires, “including” means “including but not limited to”.
(f)    The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms.
(g)    Time is of the essence in the performance of the parties’ respective obligations under this Agreement.
(h)    Any item disclosed in any particular section or subsection of the Disclosure Schedule shall be deemed to be disclosed in any other section or subsection of the Disclosure Schedule if the relevance of such item to the other section or subsection is readily apparent on the face of such disclosure.
Section 11.13.    Specific Performance and Other Remedies. The parties hereto agree that if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other parties, no adequate remedy at law would exist and damages would be difficult to determine. Accordingly, the parties hereto acknowledge that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by any other party or to specific performance of the terms hereof, without posting any bond and without proving that monetary damages would be inadequate, in addition to any other remedy at law or equity. No party shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at law exists or that specific performance or equitable or injunctive relief is inappropriate or unavailable with respect to any breach of this Agreement.

Section 11.14.    Stockholders’ Representative.
(a)    Appointment. By virtue of the adoption of this Agreement and the approval of the Merger, and without any further action of any of the Stockholders, each Stockholder (regardless of whether or not such Stockholder votes in favor of the adoption of this Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby irrevocably nominates, constitutes and appoints Fortis Advisors LLC as his, her or its exclusive agent and true lawful attorney in fact (the “Stockholders’ Representative”), with full power of substitution, to act in the name, place and stead of the Stockholders for purposes of executing any documents and taking any actions that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with such Stockholders’ Representative’s duties and obligations under this Agreement.
(b)    Authority. Each Stockholder hereby grants to the Stockholders’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of such Stockholder (in the name of any or all of the Stockholders or otherwise) any and all documents that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, or do or refrain from doing any act on behalf of the Stockholders as the Stockholders’ Representative may, in its sole discretion, determine to be appropriate, in performing his duties as contemplated by this Agreement or the Representative Engagement Agreement. Notwithstanding anything to the contrary set forth in this Agreement: (i) Purchaser, each Indemnitee and each such party’s Representatives shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to the Estimated Closing Date Statement, the Closing Date Statement and the determination of the Final Purchase Price under Section 2.3, on all tax matters under Article VII, on all matters relating to any claim for indemnification, compensation or reimbursement under Article IX; and (ii) Purchaser, each Indemnitee and each such party’s Representatives shall be entitled to rely conclusively (absent written, contemporaneous evidence to the contrary that Purchaser or any Indemnitee have) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholders’ Representative, as fully binding upon such Stockholder. The powers, immunities and rights to indemnification granted to the Representative Group (as defined below) hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Stockholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Stockholder of the whole or any fraction of his, her or its interest in the Holdback Amount. All actions taken by the Stockholders’ Representative under this Agreement or the Representative Engagement Agreement (as defined below) shall be binding upon each Stockholder and such Stockholder’s successors as if expressly confirmed and ratified in writing by such Stockholder, and all defenses which may be available to any Stockholder to contest, negate or disaffirm the action of the Stockholders’ Representative taken in good faith under this Agreement or the Representative Engagement Agreement are waived. Notwithstanding the foregoing, the Stockholders’ Representative shall have no obligation to act on behalf of the Stockholders, except as expressly provided herein and in the Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Stockholders’ Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule.
(c)    Replacement. The Stockholders’ Representative may resign at any time, and may be removed or replaced by the vote of Stockholders with a majority of the Pro Rata Share. If the

Stockholders’ Representative shall die, resign, become disabled, or otherwise be unable to fulfill its responsibilities hereunder, the Stockholders shall (by consent of the Stockholders entitled to at least a majority of the Purchase Price), within ten (10) days after such death, resignation, disability, or inability, appoint a successor to the Stockholders’ Representative (who shall be reasonably satisfactory to Purchaser) and promptly thereafter notify Purchaser of the identity of such successor. Any such successor shall succeed the Stockholders’ Representative as Stockholders’ Representative hereunder. If for any reason there is no Stockholders’ Representative at any time, all references herein to the Stockholders’ Representative shall be deemed to refer to the Stockholders. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Representative or any member of the Advisory Group (as defined below) and the Closing and/or any termination of this Agreement.
(d)    No Liability; Indemnification. Certain Stockholders have entered into an engagement agreement (the “Representative Engagement Agreement”) with the Stockholders’ Representative to provide direction to the Representative in connection with its services under this Agreement and the Representative Engagement Agreement (such Stockholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Stockholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Representative Group”) shall be liable to any Stockholder for any act done or omitted under this Agreement as the Stockholders’ Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Each Stockholder, severally and not jointly in accordance with his, her or its Pro Rata Share, shall indemnify the Stockholders’ Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. To the extent that any distribution of any portion of the Holdback Amount is made to the Stockholders, the Stockholders’ Representative may receive reimbursement from the Stockholders directly out of any such distributions that are being made to the Stockholders for any and all expenses, charges and liabilities, including attorneys’ fees, reasonably incurred by the Stockholders’ Representative in the performance or discharge of his rights and obligations under this Agreement. The Stockholders’ Representative may engage counsel, which may include counsel to the Company in connection with the Transactions, and the Company waives any conflict related thereto. Each Stockholder, severally and not jointly in accordance with his, her or its Pro Rata Share, shall indemnify, defend and hold harmless the Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Representative Expenses”) incurred without gross negligence or willful misconduct on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder or under the Representative Engagement Agreement. Such Representative Expenses may be recovered first, from the Expense Fund, second, from any distribution of the Holdback Amount otherwise distributable to the Stockholders at the time of distribution, and third, directly from the Stockholders. The Stockholders acknowledge that the Stockholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the Transactions. Furthermore, the Stockholders’ Representative shall not be required to take any action unless the Stockholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholders’

Representative against the costs, expenses and liabilities which may be incurred by the Stockholders’ Representative in performing such actions. The Stockholders’ Representative shall be entitled to: (i) rely upon Section 1.1(a) of the Disclosure Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Stockholder or other party.
(e)    Upon the Closing, each Indemnitor hereby authorizes Purchaser or the Company to withhold an aggregate amount equal to $150,000 (the “Expense Fund Amount”) from the amounts otherwise payable to the Stockholders pursuant to Section 2.6 and to deliver such amount to the Stockholders’ Representative. The Expense Fund Amount shall be held by the Stockholders’ Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Stockholders’ Representative for any Representative Expenses incurred pursuant to this Agreement or the Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Stockholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. The Stockholder will not receive any interest on the Expense Fund and assign to the Stockholders’ Representative any such interest. Subject to Advisory Group approval, the Stockholders’ Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Stockholders. As soon as reasonably determined by the Stockholders’ Representative that the Expense Fund is no longer required to be withheld, the Stockholders’ Representative shall distribute the remaining Expense Fund (if any) to the Purchaser for further distribution to the Stockholders.

Section 11.15.    Conflicts and Privilege. It is acknowledged by each of the parties hereto that the Stockholders’ Representative (on behalf of the Stockholders) has retained Hogan Lovells US LLP (“Hogan”) to act as its counsel in connection with the Transactions. Purchaser, Merger Subsidiary and the Surviving Corporation hereby agree that in the event that a dispute arises after the Closing between Purchaser, the Surviving Corporation and/or their respective Affiliates, on the one hand, and the Stockholders’ Representative and the Stockholders, on the other hand, Hogan may represent the Stockholders’ Representative and/or the Stockholders in such dispute even though the interests of the Stockholders’ Representative and/or the Stockholders may be directly adverse to Purchaser, the Surviving Corporation and/or their respective Affiliates, and even though Hogan may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation. Purchaser, the Surviving Corporation and/or their respective Affiliates further agree that, as to all communications among Hogan, the Company, the Stockholders’ Representative and/or any Stockholder that relate directly to the Transactions prior to the Closing, the attorney-client privilege and the expectation of client confidence belongs to the Stockholders’ Representative and the Stockholders and may be controlled by the Stockholders’ Representative and Stockholders and shall not pass to or be claimed by Purchaser, Merger Subsidiary, or the Surviving Corporation. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, and/or the Surviving Corporation, on the one hand, and a third party other than the Stockholders’ Representative or a Stockholder, on the other hand, Purchaser and the Surviving Corporation may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Purchaser nor the Surviving Corporation may waive such privilege without the prior written consent of the Stockholders’ Representative.
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IN WITNESS WHEREOF, Purchaser, Merger Subsidiary, the Company and the Stockholders’ Representative have caused this Agreement to be executed on the date first set forth above.
PURCHASER:

APPFOLIO, INC.

By:    /s/ Ida Kane _
Name:     Ida Kane
Title:     Chief Financial Officer

MERGER SUBSIDIARY:

RIVIERA MAR, INC.

By: /s/ Ida Kane _
Name: Ida Kane
Title: Chief Financial Officer

COMPANY:

DYNASTY MARKETPLACE, INC.

By: /s/ Elliott Burris _
Name: Elliot Burris
Title: President and Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVE:

FORTIS ADVISORS LLC

By: /s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]